===============================================================================


                    NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY

                                       AND

                             777 PATTISON AVE., INC.

                                       AND


     HOLT HAULING and WAREHOUSING SYSTEM, INC., B.H. SOBELMAN & CO., INC., REFRIGERATED DISTRIBUTION CENTER, INC., OREGON AVENUE ENTERPRISES, INCORPORATED, HOLT CARGO SYSTEMS, INC., CRT, INC., THE RIVERFRONT DEVELOPMENT CORP., TRIPLE SEVEN ICE, INC., PATTISON AVENUE WAREHOUSING CORP. and, REFRIGERATED ENTERPRISES, INC., as Guarantors

                                 LOAN AGREEMENT




                            Dated as of March 2, 1992




===============================================================================


         The interest of the NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY (the "Issuer") in this Loan Agreement has been assigned (except for certain rights expressly reserved by the Issuer) pursuant to the Indenture of Trust dated as of the date hereof from the Issuer to FIDELITY BANK, NATIONAL ASSOCIATION, as trustee (the "Trustee"), and is subject to the security interest of the Trustee thereunder.

                                 LOAN AGREEMENT

                                TABLE OF CONTENTS

         (This Table of Contents is only for convenience of reference and is not intended to define, limit or describe the scope or intent of any provisions of this Loan Agreement.)

                                                                      Page


   PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . .1

   PREAMBLES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..1

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1. Definitions . . . . . . . . . . . . . . .. . . . . I- 1

         Section 1.2. Interpretation and Construction . . . . . . .. . . I-12

                                   ARTICLE II

                    REPRESENTATIONS, COVENANTS AND WARRANTIES

         Section 2.1. Representations and Covenants of the
                      Issuer . . . . . . . . . . .  . . . . .  . .  . . .II- 1

         Section 2.2. Representations and Warranties of the
                      Company and the Guarantors . . . . . .. . . . . . .II- 1

         Section 2.3. Tax-Exempt Status of the Bonds . . . . .. . . . .. II- 7
         Section 2.4. Covenants of the Company . . . . . . . . . . . . . II- 9
         Section 2.5. Covenants of the Company and Guarantors . . . . . .II-11

                                   ARTICLE III

                              ISSUANCE OF THE BONDS

         Section 3.1. Agreement to Issue the Bonds:
                        Application of Bond Proceeds . . . .. . . . ... III- 1
         Section 3.2. Disbursements from the Project Fund . . .. . . . .III- 1
         Section 3.3. Furnishing Documents to the Trustee . .. . .. . . III- 1
         Section 3.4. Special Arbitrage Certifications . . . ... . .. . III- 1

                                   ARTICLE IV

                                 LOAN PROVISIONS

         Section 4.1. Loan of Proceeds . . . . . . . . . . .  . . . . .  IV- 1
         Section 4.2. Amounts Payable . . . . . . . . . . . . . . . . . .IV- 1
         Section 4.3. Obligations of Company Unconditional . .  . . . . .IV- 2

                                   ARTICLE V

                                   THE PROJECT

         Section 5.1. Disbursements from the Project Fund  . .  . . . . . V- 1
         Section 5.2. Maintenance and Modification of the
                        Project Facility by the Company . . . . .  . . . .V- 2
         Section 5.3. Taxes, Other Governmental Charges and
                        Utility Charges . . . . . . . . . . . . . . . . . V- 2
         Section 5.4. Insurance Required . . . . . . . . . . .  . . . .  .V- 3
         Section 5.5. Additional Provisions Concerning
                        Insurance . . . . . . . . . . . . . . .  . . . . .V- 4
         Section 5.6. Worker's Compensation . . . . . . . . . . . . . . . V- 5

                                   ARTICLE VI

                      DAMAGE, DESTRUCTION AND CONDEMNATION

         Section 6.1. Damage, Destruction and Condemnation  . . . . . . .VI- 1
         Section 6.2. Application of Net Proceeds . . . . . . . . . .. . VI- 1
         Section 6.3. Insufficiency of Net Proceeds . . . . .. . . .. .. VI- 2

                                   ARTICLE VII

                                SPECIAL COVENANTS

         Section 7.1. No Warranty of Condition or Suitability
                        by Issuer . . . . . . . . . . . . .  . . . . . VII- 1
         Section 7.2. Access to the Project . . . . . . . . . . . . . .VII- 1
         Section 7.3. Further Assurances and Corrective
                        Instruments . . . . . . . . . . . . . . . . . .VII- 1
         Section 7.4. Issuer and Company Representatives . . . .  . . .VII- 1
         Section 7.5. Financing Statements . . . . . . . . . .  . . . .VII- 1
         Section 7.6. Compliance with Code . . . . . . . . . . . . . . VII- 2
         Section 7.7. [Intentionally Omitted] . . . . . . . . . . . . .VII- 2
         Section 7.8. [Intentionally Omitted] . . . . . . . . . . . . .VII- 2
         Section 7.9. Annual Certificate . . . . . . . . . .  . . . . .VII- 2

                                  ARTICLE VIII

                       PROJECT USERS; MAINTAIN EXISTENCE;
               MERGE, SELL, TRANSFER; INDEMNIFICATION; REDEMPTION

         Section 8.1. Project Users; Maintain Existence;
                        Merge, Sell, Transfer . . . . . . . . . . . . VIII- 1
         Section 8.2. Release and Indemnification Covenants. . . . . .VIII- 2
         Section 8.3. Redemption of Bonds . . . . . . . . . . . . . . VIII- 4
         Section 8.4. Issuer to Grant Security Interest to
                        Trustee . . . . . . . . . . . . .  . . . . . .VIII- 4
         Section 8.5. Indemnification of Trustee . . . . . . . . . . .VIII- 5

                                   ARTICLE IX

                              DEFAULTS AND REMEDIES

         Section 9.1. Defaults Defined. . . . . . . . . .. . . . . . . .IX- 1
         Section 9.2. Trustee's Remedies on Default . . .. . . . . . . .IX- 3
         Section 9.3. Issuer's Remedies on Default . . . . . . . . . . .IX- 3
         Section 9.4. Specific Performance . . . . . . . . . .. . . . . IX- 5
         Section 9.5. No Remedy Exclusive . . . . . . . . . ... . . . . IX- 5
         Section 9.6. Agreement to Pay Attorneys' Fees and
                        Expenses . . . . . . . . . . . ... ... . . . .. IX- 6
         Section 9.7. No  Additional  Waiver Implied by One
                        Waiver . . . . . . . . . . . . . . ... . . . .. IX- 6

                                    ARTICLE X

         OPTIONS TO TERMINATE AGREEMENT . . . . . . . . . . . . .. . . . X- 1

                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.1. Term of Agreement . . . . . . . . . . .. .. . .  XI- 1
         Section 11.2. Notices . . . . . . . . . . . . . . . .  .. .. . XI- 1
         Section 11.3. Binding Effect . . . . . . . . . . . .  .. . ..  XI- 1
         Section 11.4. Severability . . . . . . . . . . . . .   .. .. . XI- 1
         Section 11.5. Amounts Remaining in Funds . . . . . ..  .. .. ..XI- 1
         Section 11.6. Amendments, Changes and Modification  .. ..  ..  XI- 2
         Section 11.7. Execution in Counterparts . . . . . .  ..  ..  ..XI- 2
         Section 11.8. Applicable Law . . . . . . . . . .  .  ..  ..  ..XI- 2
         Section 11.9. Captions . . . . . . . . .  . . . .  .  . . . . .XI- 2

EXHIBITS:

EXHIBIT A - Mortgaged Premises

EXHIBIT B - Form of Requisition

EXHIBIT C - Permitted Encumbrances

EXHIBIT D - Form of Annual Certificate

         THIS LOAN AGREEMENT is dated as of March 2, 1992, among the NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY (the "Issuer"), a public body corporate and politic constituting an instrumentality of the State of New Jersey, 777 PATTISON AVE., INC., a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania (the "Company"), and HOLT HAULING AND WAREHOUSING SYSTEM, INC., B.H. SOBELMAN & CO., INC., REFRIGERATED DISTRIBUTION CENTER, INC., OREGON AVENUE ENTERPRISES, INCORPORATED, HOLT CARGO SYSTEMS, INC., CRT, INC., THE RIVERFRONT DEVELOPMENT CORP., TRIPLE SEVEN ICE, INC., PATTISON AVENUE WAREHOUSING CORP. and REFRIGERATED ENTERPRISES, INC. (collectively, the "Guarantors").

                              W I T N E S S E T H:

         WHEREAS, the New Jersey Economic Development Authority Act, as amended and supplemented, N.J.S.A. ss.34:1B-1, et seg. (the "Act"), declares that the Legislature has determined that Department of Labor and industry statistics of recent years indicate a continuing decline in manufacturing employment within the State which is a contributing factor to the drastic unemployment existing within the State, which far exceeds the national average, thus adversely affecting the economy of the State and the prosperity, safety, health and general welfare of its inhabitants and their standard of living; and that the availability of financial assistance and suitable facilities are important inducements to new and varied employment promoting enterprises to locate in the State, and to existing enterprises to remain and expand in the State; and

         WHEREAS, the Issuer was created to aid in remedying the aforesaid conditions and to implement the purposes of the Act, and the Legislature has determined that the authority and powers conferred upon the Issuer under the Act and the expenditure of moneys pursuant thereto constitute a serving of a valid public purpose and that the enactment of the provisions set forth in the Act is in the public interest and for the public benefit and good and has been so declared to be as a matter of express legislative determination; and

         WHEREAS, the Issuer, to accomplish the purposes of the Act, is empowered (i) to extend credit or make loans to any person for the planning, designing, acquiring, constructing, reconstructing, improving, equipping and furnishing of a project, which credit or loans may be secured by loan and security agreements, mortgages, leases, and any other instruments, upon such terms and conditions as the Issuer shall deem reasonable; (ii) to require the inclusion in any mortgage, lease, contract, loan and security, agreement or other instruments of such provisions for the construction, use, operation and maintenance and financing of a project as the Issuer may deem necessary or desirable; and (iii) to enter into contracts with respect to the planning, designing, financing, constructing, reconstructing, improving, equipping, furnishing, operating and maintaining of a project, for such consideration and upon such terms and conditions as the Issuer may determine to be reasonable; and

         WHEREAS, as an inducement to the Company to undertake a certain project consisting of the acquisition of a vacant building also known as a "transit shed" of approximately 115,000 square feet situated on approximately three acres of land to be leased, renovations to the building including the complete refrigeration thereof and the purchase and installation of machinery and equipment, all to be used for the processing and packaging of imported frozen meats for distribution to wholesale and retail outlets, all to be located in the City of Gloucester City, Camden County, New Jersey (the "1988 Project"), the Issuer in furtherance of the purposes of the Act and to assist in financing the cost of the 1988 Project, duly adopted a final resolution on December 6, 1988 authorizing the issuance of its Variable/Fixed Rate Economic Development Bonds (777 Pattison Ave., Inc. - 1988 Project) in an aggregate principal amount not to exceed $4,000,000 (the "1988 Bonds"), and secured the payment of the 1988 Bonds by a pledge of monies received by the Issuer and the assignment of certain rights of the Issuer with respect to the 1988 Project, which pledge and assignment further secured the payment of the principal of and interest on the 1988 Bonds; and

         WHEREAS, the Issuer issued the 1988 Bonds in the aggregate principal amount of $4,000,000 on December 27, 1988 and applied to proceeds of the 1988 Bonds to make a loan to the Company for the financing with a certain loan agreement dated as of December 1, 1988 between the Issuer and the Company, and a certain indenture of trust dated as of December 1, 1988 between the Issuer and Fidelity Bank, National Association, as Trustee; and

         WHEREAS, as an inducement to the Company to undertake a certain project consisting of the construction of an addition of approximately 50,000 square feet to a building of approximately 115,000 square feet situated on approximately three acres of land and the renovation of the building to convert a portion to refrigerated space, a portion to ancillary office space and the remainder to freezer space, all to be used in the meat processing business located in the City of Gloucester City, Camden County, New Jersey (the "1989 Project"; the 1988 Project and the 1989 Project are collectively referred to as the "Projects"), the Issuer in furtherance of the purposes of the Act and to assist in financing the cost of the 1989 Project, duly adopted a final resolution on October 3, 1989 authorizing the issuance of its Variable/Fixed Rate Economic Development Bonds (777 Pattison Ave., Inc. (#2) - 1989 Project) in an aggregate principal amount not to exceed $2,142,000 (the "1989 Bonds"), and secured the payment of the 1989 Bonds by a pledge of monies received by the Issuer and the Assignment of certain rights of the Issuer with respect to the 1989 Project, which pledge and assignment further secured the payment of the principal of and interest on the 1989 Bonds; and

         WHEREAS, the Issuer issued the 1989 Bonds in the aggregate principal amount of $2,142,000 on November 30, 1989 and applied the proceeds of the 1989 Bonds to make a loan to the Company for the financing of a portion of the costs of the 1989 Project, all in accordance with a certain loan agreement between the Issuer and the Company dated as of November 1, 1989, and a certain indenture of trust between the Issuer and Fidelity Bank, National Association, as Trustee, dated as of November 1, 1989; and

         WHEREAS, the Company has requested an additional loan from the Issuer to refund the 1988 Bonds and the 1989 Bonds; and

         WHEREAS, the Issuer proposes to issue its Economic Development Bonds (777 Pattison Ave., Inc. - 1988 and 1989 Projects) 1992 Refunding Series in the aggregate principal amount $6,140,000 (the "Bonds") and proposes to apply the proceeds of the Bonds to make a loan to the Company (the "Loan") to refund the 1988 Bonds and the 1989 Bonds, all pursuant to the Act and the Bond Resolution (as hereinafter defined); and

         WHEREAS, the Loan shall be secured by the pledge of payments to be made by the Company hereunder and by a mortgage lien on the Company's interest in the Project Facility and shall be guaranteed by Holt Hauling and Warehousing System, Inc., B.H. Sobelman & Co., Inc., Refrigerated Distribution Center, Inc., Oregon Avenue Enterprises, Incorporated, Holt Cargo Systems, Inc., The Riverfront Development Corp., CRT, Inc., Triple Seven Ice, Inc., Pattison Avenue Warehousing Corp. and Refrigerated Enterprises, Inc. and any other person required to be a Guarantor (collectively, the "Guarantors") pursuant to the Guaranty (as such term is hereinafter defined), and the Guaranty shall be secured by a mortgage lien on the Mortgaged Premises (as such term is hereinafter defined); and

         WHEREAS, the Company, the Issuer and the Guarantors each have full right and lawful authority to enter into this Loan Agreement (hereinafter referred to as the "Agreement"), and to perform and observe the provisions hereof on their respective parts to be performed and observed.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto covenant, agree and bind themselves as follows; provided, that any obligation of the Issuer created by or arising out of this Agreement shall never constitute a debt or a pledge of the faith and credit or the taxing power of the Issuer or any political subdivision or taxing district of the State of New Jersey but shall be payable solely out of the Trust Estate (as defined in the Indenture anything herein contained to the contrary by implication or otherwise notwithstanding:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1. Definitions. All capitalized, undefined terms used herein shall have the same meanings as used in Article I of the hereinafter defined Indenture. In addition, the following words and phrases shall have the following meanings:

         "Act" means The New Jersey Economic Development Authority Act, as amended, N.J.S.A. ss.34:1B-1, et seg. or any successor legislation, and any regulations and administrative pronouncements promulgated thereunder.

         "Affiliate" means, with respect to any Person, any other Person under the control of or in common control or ownership (direct or indirect) of or with such Person and, with respect to Holt, any Person included in its combined annual financial statements including, without limitation, the Company. For the purposes of this definition and the definition of Related Party below, "control" shall mean ownership or control (direct or indirect) of five percent or more of the voting stock of the Person for which such determination is to be made or the exercise of management control over the business and affairs of such Person.

         "Agreement" or "Loan Agreement" means this Loan Agreement as the same may be amended, modified or supplemented from time to time in accordance with its terms.

         "Applications" means the applications for financial assistance of the Company dated October 6, 1988 and August 10, 1989, respectively, submitted to the Authority, including any amendments thereto as are on file at the Authority's offices.

         "Assignment" means the Assignment dated the Closing Date by and between the Issuer, as assignor, and the Trustee, as assignee, assigning, subject to such reservations as are contained therein, all of the Issuer's right, title and interest in and to this Agreement and the other Loan Documents, as the same may be amended, modified or supplemented from time to time.

         "Bond" or "Bonds" means one or more of the Economic Development Bonds (777 Pattison Ave., Inc. - 1988 and 1989 Projects) 1992 Refunding Series of the Issuer in the aggregate principal amount of $6,140,000 authorized to be issued pursuant to the Bond Resolution, delivered under and pursuant to the Bond Resolution and the Indenture and any bonds issued in lieu of or in substitution therefor.

         "Bond Counsel" with respect to the issuance and delivery Of the Bonds means Wolff & Samson, A Professional Corporation, having its office at 5 Becker Farm Road, Roseland, New Jersey

07068, and subsequent thereto, such firm or any other nationally recognized bond counsel reasonably satisfactory to the Issuer and the Trustee.

         "Bond Fund" means the fund so designated which is established and created pursuant to Section 5.01 of the Indenture.

         "Bond Purchase Agreement" means the bond purchase agreement dated as of March 2, 1992 by and among the Issuer, the Company, the Guarantors and the Purchaser, relating to the issuance and sale of the Bonds, as the same may be amended, modified or supplemented from time to time.

         "Bond Resolution" means the resolution of the Issuer adopted on March 3, 1992 and entitled "Amended Final Resolution" authorizing the issuance and sale of the Bonds and the execution and delivery of this Agreement, the Indenture, the Bond Purchase Aqreement, the Assignment and the other Loan Documents and determining other matters in connection with the Projects.

         "Bond Year" means the one year period beginning on the day after expiration of the preceding Bond Year. The first Bond Year begins on the Date of Issuance and ends on December 31, 1992.

         "Business Day" means a day on which the Trustee and banks located in Philadelphia are open for the purpose of conducting a commercial banking business.

         "Cancellation Date" means the effective date of the Issuer's notice of cancellation of the Bonds given pursuant to Section 9.3 hereof.

         "Cash Flow" of a Person shall mean Net Income of such Person plus depreciation and other non-cash charges to income plus (or minus) any increase (or decrease) in deferred taxes.

         "Chief Financial Officer" shall mean Bernard Gelman, the Treasurer of the Company, or such other individual functioning in substantially similar capacity on behalf of the Company as the Company shall designate in a notice to the Trustee from time to time.

         "Closing Date" means March 31, 1992 or such other date which shall be the date of the execution and delivery of this Loan Agreement and the making of the Loan.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor legislation, and the regulations promulgated thereunder.

         "Collateral" means all of the rights and assets of the Company, Holt or any other Person in which the Issuer or the

Trustee is now or hereafter granted a lien or security interest in order to secure the performance of the Company's obligations under this Loan Agreement or any of the Loan Documents, the obligations of the Issuer hereunder or under the Bonds or the obligations of any Guarantor under the Guaranty.

         "Combined Cash Flows", "Combined Interest Charges", "Combined Net Income" and "Combined Net Income Before Interest and Taxes" for any period shall mean, respectively, the Cash Flow, Interest Charges, Net Income and Net Income Before Interest and Taxes of Holt and its Affiliates for such period, combined in accordance with generally accepted accounting principles consistently applied.

         "Combined Indebtedness" means (i) the Combined Total Assets less (ii) the total combined stockholders' equity of Holt and its Affiliates plus deferred taxes, each determined in accordance with generally accepted accounting principles consistently applied, as such combination is effected in accordance with generally accepted accounting principles consistently applied as at any date on which the amount thereof shall be determined.

         "Combined Tangible Net Worth" means (i) total combined shareholders' equity of Holt and its Affiliates, determined in accordance with generally accepted accounting principles consistently applied, as such combination is effected in accordance with generally accepted accounting principles consistently applied, less (ii) the aggregate net amount of the following items to the extent, if any, that they were included in consolidated assets or deducted from consolidated liabilities in computing shareholders' equity:

         (a) All licenses, patents, copyrights, tradenames, trademarks, franchises, good will, experimental or organizational expense, unamortized debt discount and expense, treasury stock and all other assets which under generally accepted accounting principles are deemed intangible; and


         (b) Any write-up of assets (other than current assets written up in accordance with generally accepted accounting principles consistently applied) made after January 1, 1984.

         "Combined Total Assets" means the assets of Holt and its Affiliates, combined in accordance with generally accepted accounting principles consistently applied.

         "Company Representative" means the person or persons at the time designated to act on behalf of the Company by written certificate furnished to the Issuer and the Trustee containing the signature of such person or persons and signed on behalf of the Company by its President or any Vice President. Such certificate may designate an alternate or alternates.

         "Coordinate Lien Agreement" means the Coordinate Lien Agreement, dated as of March 2, 1992, among Holt, the Company, Mellon Bank, N.A., as Series G Trustee and Series H Trustee, and the Trustee.

         "Cost" with respect to either Project shall be deemed to include all items permitted to be financed under the provisions of the Act, including, but not limited to:

         (i) all costs which the Issuer or the Company shall be required to pay under the terms of any contract or contracts for the acquisition, construction, improving, or equipping of such Project;

         (ii) obligations of the Company incurred for labor and materials (including obligations payable to the Company) in connection with the acquisition, construction, improving or equipping of such Project, including reimbursement to the Company for all advances and payments made in connection with such Project prior to or after delivery of the Bonds;

         (iii) the cost of performance or other bonds and any and all types of insurance that may be necessary or appropriate to have in effect during the course of construction of such Project;

         (iv) the cost of refunding the 1988 Bonds or the 1989 Bonds, as the case may be;

         (v) all costs of engineering and architectural services, including the costs of the Company for test borings, surveys, estimates, plans and specifications and preliminary investigations therefor, and for supervising construction, as well as the performance of all other duties required by or consequent to the proper construction of such Project;

         (vi) all expenses incurred in connection with the issuance of the Bonds, including but not limited to, compensation, fees and expenses of the Issuer and the Trustee including reasonable counsel fees, compensation to any financial consultant, underwriters or placement agents, legal fees and expenses, costs of printing and engraving, and recording and filing fees and costs of title insurance, if any; and

         (vii) any sums required to reimburse the Company for advances made by the Company for any of the above items or for any other costs incurred which are properly chargeable to such Project.

         "Cumulative Combined Net Income" for any specified periods means the sum of Combined Net Income for each of such periods (subtracting Combined Net Income for any period in which it is negative, as appropriate).

         "Date of Issue" or "Issue Date" means the date of issue of the Bonds as such term is defined in Treasury Regulation ss.1.103-13(b)(6), being the Closing Date.

         "Debt Service" means, for any Bond Year, the scheduled amount of interest and amortization of principal payable for that Bond Year with respect to the Bonds; provided, however, that in, determining Debt Service for any Bond Year, there shall not be taken into account amounts scheduled with respect to any Bonds (or portion thereof) that have been retired before the beginning of the Bond Year. The determination of Debt Service on the Bonds shall be made on the first day of each Bond Year in the manner provided in Section 148(d) of the Code and the regulations promulgated thereunder.

         "Default" means any Default under this Agreement as specified in and defined by Section 9.1 hereof.

         "Distribution Fund" shall have the meaning set forth in Section 2.4(f) hereof.

         "ERISA" means the federal Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

         "Escrow Deposit Agreements" means, collectively, the Escrow Deposit Agreements for each of the 1988 Bonds and the 1989 Bonds, both dated the Closing Date, among the Issuer, the Company and Fidelity Bank, National Association, as trustee for the 1988 Bonds and the 1989 Bonds, as the case may be, relating to the application of the proceeds of the Bonds to refund the 1988 Bonds and the 1989 Bonds.

         "Event of Cancellation" means any Event of Cancellation as defined in
Section 9.3(A) hereof.

         "Excess Amount" means, as of any payment date, the amount in the Bond Fund on such date in excess of the amount required for the payment of principal, accrued interest and premium, if any, on the Bonds due on such date.

         "Fiscal Year" means January 1 through December 31.

         "Gross Proceeds" means:

         (a) Original proceeds (as defined in Section 1.148-8T(d)(3) of the Temporary Income Tax Regulations promulgated under Section 148 of the Code);

         (b) Investment proceeds (as defined in Section 1.148-8T(d)(5) of the Temporary Income Tax Regulations promulgated under Section 148 of the Code);

         (c) Transferred proceeds (as defined in Section 1.148-8T(d)(5) of the Temporary Income Tax Regulations promulgated under Section 148 of the Code);

         (d) Amounts treated as proceeds of the issue under Section 1.103-13(g) of the Income Tax Regulations promulgated under Section 103(c) of the 1954 Code (relating to invested sinking funds);

         (e) Amounts invested in a reasonably required reserve or replacement fund (as defined in Section 148(d) of the Code);

         (f) Securities or obligations pledged, directly or indirectly as security for payment of debt service on the Bonds by the Issuer, a governmental unit of which the Issuer is a part, the Company, a person or entity that is related to the Company, or any other substantial beneficiary of the proceeds of the Bonds;

         (g) Amounts received with respect to acquired purpose obligations as defined in Section 1.148-8T(e)(10) of the Temporary Income Tax Regulations promulgated under Section 148 of the Code;

         (h) Other amounts used to pay debt service on the Bonds; and

         (i) Other amounts received as a result of investing the amounts described above with respect to the Bonds.

         "Guarantor" means any or all of Holt Hauling and Warehousing System, Inc., B.H. Sobelman & Co., Inc., Refrigerated Distribution Center, Inc., Oregon Avenue Enterprises, Incorporated, Holt Cargo Systems, Inc., The Riverfront Development Corp., CRT, Inc, Triple Seven Ice, Inc., Pattison Avenue Warehousing Corp., Refrigerated Enterprises, Inc., and any other Person required to be a guarantor under the Guaranty.

         "Guaranty" means the Guaranty Agreement dated as of March 2, 1992 by the Guarantors of the Company's obligations under Agreement and the other Loan Documents, and any amendments or supplements thereto.

         "Holt" means Holt Hauling and Warehousing System, Inc., a Pennsylvania corporation.

         "Indebtedness" means, for any Person, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, (ii) all direct or indirect guaranties of such person in respect of and all obligations or undertakings (con-tingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness of any other Person for borrowed money or for the deferred purchase price of property and (iii) all other obligations, contingent or otherwise, which in accordance with generally accepted accounting principles consistently applied shall be classified upon the obligor's balance sheet as liabilities, including liabilities secured by any lien on any property owned or acquired by the obligor or a subsidiary thereof, whether or not the liabilities secured thereby shall have been assumed, capitalized leases and all guaranties, endorsements and other contingent obligations. For purposes of determining the amount of Indebtedness of a Person, the total amount of Indebtedness of another Person as to which such Person is obligated described in clause (ii) or (iii) above, or the total possible payments which such Person may become obligated to make in respect of a contingent liability, shall be considered Indebtedness of such Person.

         "Indemnified Party" shall have the meaning set forth in Section 8.2(b).

         "Indenture" means the Indenture of Trust dated as of March 2, 1992 between the Issuer and the Trustee, pursuant to which the Bonds are authorized to be issued, and any amendments and supplements thereto.

         "Initial Temporary Period" means the period described in Treasury Regulation ss.1.103-14(b)(1).

         "Issuer" means the New Jersey Economic Development Authority, a public body corporate and politic constituting an instrumentality of the State, exercising governmental functions and any body, board, authority, agency or political subdivision or other instrumentality of the State which shall hereafter succeed to the powers, duties and functions thereof.

         "Issuer Representative" means such person or persons at the time designated by the Issuer to act on its behalf.

         "Liens" means any mortgages, pledges, liens or other charges or encumbrances of any kind (including the charge upon property purchased under conditional sale or other title retention agreements) upon, or any security interest in, any property, real or personal, tangible or intangible.

         "Loan" means the loan in the aggregate principal amount Of $6,140,000 made by the Issuer, as lender, from the proceeds of the sale of the Bonds, to the Company, as borrower, to provide funds for the refunding of the 1988 Bonds and the 1989 Bonds, all in accordance with the terms of this Agreement.

         "Loan Documents" means any or all of this Agreement, the Indenture, the Bond Purchase Agreement, the Guaranty, the Mortgage, the Assignment and all documents, certificates and instruments executed in connection herewith or therewith.

         "Moody's" means Moody's Investors Service, Inc.

         "Mortgage" means the Mortgage and Security Agreement dated as of March 2, 1992 from Holt and the Company to the Trustee under which Holt and the Company grant to the Trustee a mortgage lien on and a security interest in their respective interests in the Mortgaged Premises to secure payment of the Company's obligations contained in Section 4.2(a) hereof and of the Guarantors' obligations contained in the Guaranty, and any amendments and supplements thereto.

         "Mortgaged Premises" means the Marine Terminal Complex, consisting of land and improvements existing or to be constructed thereon, and all fixtures and other personalty affixed thereto, which is or will be owned by Holt or the Company and located in the Project Municipality, including the Project Facility, the location of which is more fully described in Exhibit A annexed hereto, including any additions, substitutions and replacements which have been or will be acquired and constructed thereon.

         "Net Proceeds", when used with respect to any insurance proceeds or any condemnation award received by the Trustee as mortgagee under the Mortgage pursuant to and in accordance with the Coordinate Lien Agreement, means the amount remaining after deducting all expenses (including attorneys' fees and disbursements) incurred in the collection of such proceeds or award the gross proceeds thereof.

         "1954 Code" means the Internal Revenue Code of 1954, as in effect on the day prior to the effective date of the Code.

         "1988 Bonds" means one or more of the Variable/Fixed Rate Economic Development Bonds (777 Pattison Ave., Inc. - 1989 Project) of the Issuer in the aggregate principal amount of $4,000,000 which were issued on December 27, 1988 and are being refunded with the Proceeds of the Bonds.

         "1988 Project" means the acquisition of a vacant building also known as a "transit shed" of approximately 115,000 square feet situated on approximately three acres of land to be leased, renovations to the building including the complete refrigeration thereof and the purchase and installation of machinery and equipment all to be used for the processing and packaging of imported frozen meats for distribution to wholesale and retail outlets, all to be located in the Project Municipality.

         "1989 Bonds" means the Variable/Fixed Rate Economic Development Bonds (777 Pattison Ave., Inc. (#2) - 1989 Project) of the Issuer in the aggregate principal amount of $2,142,000 which were issued on November 30, 1989 and are being refunded with the proceeds of the Bonds.

         "1989 Project" means the construction of an addition of approximately 50,000 square feet to a building of approximately 115,000 square feet situated on approximately three acres of land and the renovation of the building to convert a portion to refrigerated space, a portion to ancillary office space and the remainder to freezer space, all to be used in the meat processing business, all to be located in the Project Municipality.

         "Nonpurpose Obligation" means any evidence of indebtedness that represents a "nonpurpose investment" within the meaning of Section 1.148-8T(e)(9) of the Temporary Income Tax Regulations promulgated under Section 148 of the Code.

         "Obligations" shall have the meaning set forth in Section 4.3

         "Owner" means the person or persons in whose name or names a Bond shall be registered on the books of the Issuer kept for that purpose in accordance with the provisions of the Indenture.

         "Permitted Encumbrances" means, as of any particular time, (i) those items shown in Exhibit C hereto, and (ii) any Lien on the Mortgaged Premises hereafter incurred by Holt, the Company or any of their respective Affiliates in accordance with the provisions of this Agreement.

         "Person" or "Persons" means any one or more individuals, corporations, partnerships, joint ventures, trusts, unincorporated organizations, governmental agencies or political subdivisions.

         "Plans" shall have the meaning set forth in Section 2.2(h) hereof.

         "Prime Rate" means a fluctuating interest rate per annum equal to the rate published in the Wall Street Journal from time to time as the prime lending rate; any change in the Prime Rate shall be effective on the date such change is published in the Wall Street Journal.

         "Principal User" means a "principal user" within the meaning of Section 144(a) of the Code.

         "Private Activity Bond" means a private activity bond as defined in
Section 141 of the Code.

         "Project" means either or both of the 1988 Project and the 1989
Project.

         "Project Facility" means the land and improvements thereon existing or to be constructed thereon, and all fixtures and other personalty affixed thereto, which is or will be the subject of a ground lease or owned by the Company and located in the Project municipality, and which constitutes a part of the Mortgaged Premises, the location of which is more fully described in Exhibit E attached to this Agreement, including any additions, substitutions and replacements which have been or may be acquired and constructed thereon.

         "Project Fund" means the fund so designated which is established and created pursuant to Section 5.05 of the Indenture.

         "Project Municipality" means the City of Gloucester City, County of Camden, New Jersey.

         "Purchaser" means Fidelity Spartan New Jersey Municipal High Yield Fund and its successors and assigns.

         "Rebate Fund" means the fund so designated which is established pursuant to Section 5.12 of the Indenture.

         "Rebate Requirement" shall have the meaning set forth in Section 5.12(b) of the Indenture.

         "Related Party" means with respect to any Person, any Affiliate of such Person, any Person controlling such Person or Affiliate and any director or employee of such Person or Affiliate.

         "Related Person" means for purposes of Sections 144(a)(4) and 144(a)(10) of the Code, a related person within the meaning of Section 144(a)(3) of the Code and, for purposes of Section 147(a) of the Code, a related person within the meaning of Section 147(a)(2) of the Code.

         "Requisition" means a written request for a disbursement from the Project Fund or the separate trust fund described in Section 6.2 hereof, as the case may be, signed by a Company Representative, substantially in the form attached hereto as Exhibit B and satisfactorily completed as contemplated by said form.

         "Restricted Payment" means:

         (i) The declaration of any dividend on, or the incurrence of any liability to make any other payment or distribution in respect of, any shares of Holt or any Holt Affiliate (other than one payable solely in its common shares);

         (ii) Any payment or distribution on account of the purchase, redemption or other retirement of any shares of Holt or any Holt Affiliates or of any warrant, option or other right to acquire such shares, or any other payment or distribution made in respect thereof, either directly or indirectly, except any payment or distribution on account of (A) the principal of and prepayment charge, if any, on convertible debt, or (B) the purchase, redemption or other retirement of shares Holt or any Holt Affiliate in exchange for, or out of the net cash proceeds received by Holt or any Holt Affiliate from a substantially concurrent sale of, other shares of Holt or any Holt Affiliate; and

         (iii) Any payment or distribution on account of the principal and prepayment charge, if any, with respect to subordinated debt of Holt or any Holt Affiliate other than mandatory sinking fund or other retirement payments required by the terms thereof, and other than any working capital line of credit secured by a mortgage.

         The amount of any Restricted Payment in property shall be deemed to be the greater of its fair market value (as determined by an independent recognized appraiser) or its net book value.

         "Security Ratio" means at any time the value of the property subject to the lien of the Mortgage, as such value is determined by an appraisal required by Section 2.4(k) hereof, divided by the sum of (i) the amount (including interest which has accrued and is being deferred) of Senior Indebtedness, plus
(ii) the amount of the Bonds outstanding, plus (iii) the amount (including interest which has accrued and is being deferred) of the Indebtedness outstanding to the City of Gloucester secured by the mortgages described in Exhibit C hereto.

         "Senior Indebtedness" shall have the meaning set forth in Section 2.5(k) hereof.

         "Series G Agreement" means the Series G Loan Agreement, dated as of January 2, 1992 between the Issuer and Holt.

         "Series G Bond" or "Series G Bonds" means one or more of the Economic Development Bonds (Holt Hauling and Warehousing System, Inc. - 1983 Project), Series G Refunding (Non-AMT) of the Issuer in the aggregate principal amount of $10,000,000 which were issued on January 28, 1992.

         "Series G Mortgage" means the Mortgage and Security Agreement, dated as of January 2, 1992, from Holt to Mellon Bank N.A., as trustee for the Series G Bonds, under which Holt has granted to such trustee a mortgage lien on and a security interest in the Mortgaged Premises to secure payment of Holt's obligations in connection with the Series G Bonds.

         "Series H Agreement" means the Series H Loan Agreement, dated as of January 2, 1992 between the Issuer and Holt.

         "Series H Bond" or "Series H Bonds" means one or more of the Economic Development Bonds (Holt Hauling and Warehousing System, Inc. - 1983 Project), Series H Refunding (AMT) of the Issuer in the aggregate principal amount of $9,000,000 which were issued on January 28, 1992.

         "Series H Mortgage" means the Mortgage and Security Aqreement dated as of January 2, 1992 from Holt to Mellon Bank, N.A., as Trustee for the Series H Bonds, under which Holt has granted to such trustee a mortgage lien on and a security interest in the Mortgaged Premises to secure payment of the Company's ligations in connection with the Series H Bonds.

         "S & P" means Standard & Poor's Corporation.

         "State" means the State of New Jersey.

         "Substantial User" means a substantial user within the meaning of
Section 147(a) of the Code.

         "Taxes" shall have the meaning set forth in Section 5.3 hereof.

         "Term of Agreement" means the term of this Agreement as specified in
Section 11.1 hereof.

         "Trustee" means Fidelity Bank, National Association, a national banking association, and its successors and any corporation resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor trustee at the time serving as successor trustee under the Indenture.

         "Principal Office" of the Trustee means the address specified in
Section 12.04 of the Indenture or such other address as may be designated in writing to the Issuer and the Company.

         "Uniform Commercial Code" means the Uniform Commercial Code, Title 12A of the New Jersey Statutes, as enacted and in force and effect in the State.

         "Yield" means that yield which is computed pursuant to Treasury Regulation ss.1.103-13(c) except that the yield on the Bonds shall be determined on the basis of the "issue price." For this purpose, "issue price" shall have the same meaning given it by Sections 1273(b) and 1274 of the Code.

         Section 1.2. Interpretation and Construction. In this Loan Agreement, unless the context otherwise requires:

         (1) Articles and Sections mentioned by number only are the respective Articles and Sections of this Loan Agreement so numbered as originally executed;

         (2) Words imparting a particular gender mean and include every other gender, and words imparting the singular number mean and include the plural number and vice versa;

         (3) Words imparting persons mean and include firms, associations, partnerships (including limited partnerships), societies, trusts, public or private corporations or other legal entities, including public or governmental bodies, as well as natural persons;

         (4) Any headings preceding the texts of the several Articles and Sections of this Loan Agreement, and any table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Loan Agreement, nor shall they affect its meaning, construction or effect;

         (5) If any clause, provision or section of this Loan Agreement or the application thereof to any circumstance shall be ruled invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any of the remaining provisions hereof or the application of such clause, provision or section to circumstances other than those as to which it is held invalid or unenforceable.

         (6) References herein to the Issuer, the Trustee, the Company, the Guarantors and the Purchaser shall include their respective successors and assigns.

                               [END OF ARTICLE I]

                                   ARTICLE II

                    REPRESENTATIONS, COVENANTS AND WARRANTIES

         Section 2.1. Representations and Covenants of the Issuer. (a) The Issuer represents and covenants that:

         (1) The Issuer is a public body corporate and politic constituting an instrumentality of the State duly organized and existing under the laws of the State. Under the provisions of the Act, the Issuer is authorized to enter into the transactions contemplated by this Loan Agreement and the Indenture and to carry out its obligations hereunder and thereunder. The Issuer has been duly authorized to execute and deliver this Agreement and the Indenture.

         (2) The Issuer covenants that it will not pledge the amounts derived from this Loan Agreement other than as contemplated by the Indenture.

         (b) All covenants, stipulations, promises, agreements and obligations of the Issuer set forth herein shall be deemed to be the covenants, stipulations, promises, agreements and obligations of the Issuer and not of any member, officer or employee of the Issuer in his or her individual capacity, and no recourse shall be had for the payment of the principal or redemption price of or interest on the Bonds or for any claim based thereon or hereunder against any member, officer or employee of the Issuer or any person executing the Bonds.

         Section 2.2. Representations and Warranties of the Company and the Guarantors. The Company and each Guarantor represents and warrants that:

         (a) Corporate Status. Each of the Company and each Guarantor is a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation. Each of the Company and each Guarantor is duly qualified or licensed as a foreign corporation in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary. The Company has no Affiliate other than the entities specifically listed in the definition of the term "Guarantor" set forth in Article I hereof. Holt has no Affiliate other than the entities specifically listed in the definition of the term "Guarantor" set forth in
Article I hereof and the Company.

         (b) Corporate Power and Authority. Each of the Company and each Guarantor has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage. Neither the Company nor any Guarantor is in violation of any provision of its Certificate of Incorporation, as amended. Each of the Company and each Guarantor has the corporate power and authority to execute, deliver, perform its obligations under, and consummate the transactions contemplated by this Agreement and the other Loan Documents to which it is a party; and has taken all necessary corporate action (including, without limitation, any consent of stockholders required by law or by its charter or by-laws) to authorize the execution and delivery of this Agreement and each of the other Loan Documents to which it is a party. This Agreement and the Loan Documents to which the Company and the Guarantors are parties each constitutes the legal, valid, and binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, or other similar laws relating to creditors' rights generally.

         (c) No Litigation. There is no action, suit, proceeding, inquiry, or investigation pending or, to the knowledge of the Company or any Guarantor, threatened against or affecting the Company or any Guarantor, their officers, or any of their respective properties, by or before any court, arbitrator or governmental, administrative, or public body or agency, nor to the best knowledge of the Company or the Guarantors is there any basis therefor, which might result in any material adverse change in the operations, business, property, or assets or in the condition (financial or otherwise) of the Company or any Guarantor which involves the possibility of materially adversely affecting the ability of the Company or any Guarantor to comply with this Agreement or any of the other Loan Documents to which the Company or any Guarantor is a party, or which would adversely affect, in any way, the validity or enforceability of the Bonds, this Agreement, any of the Loan Documents to which the Company or any Guarantor is a party, or any agreement or instrument to which the Company or any Guarantor is a party, used or contemplated for use in the consummation of the transactions contemplated hereby. Neither the Company nor any Guarantor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any governmental instrumentality or agency.

         (d) No Violation. (i) Neither the execution and delivery of this Agreement or the Loan Documents, nor the consummation of any of the transactions herein or therein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof or thereof, will contravene any provision of any law, statute, rule or regulation to which the Company or any Guarantor is subject or any judgment, decree, license, order, or permit applicable to the Company or any Guarantor, or will conflict or be inconsistent with, or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, security interest, charge or encumbrance whatsoever upon any of the property or assets of the Company or the Guarantors pursuant to the terms of any indenture, mortgage, deed of trust, agreement, or other instrument to which the Company or any Guarantor is a party or by which any of them may be bound, or to which any of them may be subject, or violate any provision of the charter or by-laws of the Company or any Guarantor.

         (ii) Neither the Company nor any Guarantor is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property, assets or financial condition. Neither the Company nor any Guarantor is a party to, or otherwise subject to, any provision contained in any instrument evidencing Indebtedness of the Company or such Guarantor, any agreement relating thereto, or any other contract or agreement (including its charter) which restricts or otherwise limits the incurring of the Indebtedness to be represented by this Agreement and the other Loan Documents which has not been waived in connection with such Indebtedness.

         (e) Governmental Approval. No consent or approval of, or filing with, or exemption by, any governmental or public body or authority is required to authorize, or is required in connection with the execution, delivery, and performance of, this Agreement, any of the other Loan Documents, or of any of the instruments or agreements herein or therein referred to, or the taking of any action hereby or thereby contemplated. Each of the Company and each Guarantor and the Project Facility is in compliance in all material respects with all applicable requirements of all federal, state, regional and local laws and with rules and regulations of federal, state, regional and local governmental and regulatory bodies. Without limiting the foregoing, the Company and the Guarantors and the Project and Project Facility are in compliance with all applicable environmental laws, including without limitation the permits, licenses and approvals issued by the U.S. Army Corps of Engineers pursuant to the Federal Clean Water Act and the Federal River and Harbors Act and by the New Jersey Department of Environmental Affairs for waterfront development, stream encroachment and the grant of riparian rights.

         (f) Margin Regulations. Neither the Company nor any Guarantor is engaged principally in, or as one of its important activities is involved in, the business of extending credit for the purpose of purchasing or carrying any Margin Stock (as defined in 12 C.F.R. 221.3(v) or in any successor provision thereto). The proceeds of the loans made pursuant to the Loan Agreement will not be used in violation of Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect or any successor thereto.

         (g) Financial condition. The combined comparative balance sheet of Holt and its Affiliates as at December 31, 1990, and the combined comparative statements of income, changes in financial position and retained earnings of Holt and the Holt Affiliates for the fiscal year ending on said date, all certified by Fishbein & Co., and the unaudited combined balance sheet of Holt and the Holt Affiliates as at September 30, 1991, and the combined comparative statements of income, changes in financial position and retained earnings of Holt and the Holt Affiliates for the nine months ending on such date, all of which have heretofore been furnished to the Purchaser, fairly reflect the combined comparative financial condition of Holt and the Holt Affiliates at the respective dates thereof, and the results of the operations of Holt and the Holt Affiliates for the periods covered thereby. The financial statements included in the Applications or otherwise supplied to the Issuer or the Purchaser (including any related schedules or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments) and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved and show all liabilities, direct and contingent, of Holt and the Holt Affiliates required to be shown in accordance with such principles. Since September 30, 1991 there has been no material adverse change in the combined financial condition of Holt and or any Holt Affiliate from that shown by the balance sheet as at that date.

         (h) Compliance with ERISA. The pension or other employee benefit plans which are established or maintained by the Company, the Guarantors and their Affiliates (the "Plans") are in substantial compliance with ERISA; no Plan is insolvent or in reorganization; no plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company, any Guarantor nor any of their Affiliates, nor any other Person treated as part of the same "controlled group" as the Company, any Guarantor or any Affiliate within the meaning of Section 414 of the Code, has incurred any material liability (including any material contingent liability) to or on account of a Plan pursuant to Section 4062, 4063, 4064, 4201, or 4204 of ERISA or expects to incur any liability under any of the foregoing Sections on account of the termination of participation in or contributions to any such Plan; no proceedings have been instituted to terminate any Plan; no condition exists which presents a material risk to the Company, any Guarantor, or any of their Affiliates, respectively, of incurring a liability to or on account of a Plan pursuant to any of the foregoing Sections of ERISA; and no lien imposed under the Code or ERISA on the assets of the Company, any Guarantor or any of their Affiliates exists or is likely to arise on account of any Plan.

         (i) Title to Property. To the best of the Company's and the Guarantors' knowledge, the Company and the Guarantors and their respective Affiliates have good and marketable title to all of their respective properties and assets (i) reflected on the latest combined balance sheet referred to in Section 2.2(g) and (ii) comprising the Project Facility (as defined in the Indenture) and the Mortgaged Premises, and all such properties and assets are free and clear of Liens, except (A) Liens disclosed on such balance sheet, (B) materialmen's and mechanic's Liens which do not materially detract from the value or interfere with the present or anticipated business use of the properties subject thereto, and (C) those Permitted Encumbrances described on Exhibit C annexed hereto. To the best of the Company's and the Guarantors' knowledge, upon execution and delivery of this Agreement and the documents contemplated hereby and upon any filings or recordings made in connection therewith, the Mortgage will be a valid lien on the Mortgaged Premises subject and subordinate only to such imperfections of title or encumbrances as are shown on Exhibit C.

         (j) Tax Returns. All tax returns and tax reports of the Company, each Guarantor and each of their respective former and present Affiliates required by law to be filed have been duly filed, and all taxes, assessments, and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon the Company, any Guarantor or any of their respective former or present Affiliates (or any of their properties) which are due and payable have been paid in full. The charges, accruals and reserves on the books of the Company and the Guarantors in respect of federal income tax for all periods are adequate in the opinion of the Company and the Guarantors.

         (k) Disclosure. There is no fact known to the Company or any Guarantor which materially adversely affects or in the future may (so far as the Company or such Guarantor can now foresee) materially adversely affect the business, property, assets, or financial condition of the Company or such Guarantor which has not been set forth in the Loan Documents.

         (1) The Project. The Projects are included within the definition of a "project" in the Act and the Company will operate or cause the Project Facility to be operated as a "project" under the Act.

         (m) [Intentionally Omitted]

         (n) Compliance with Laws. The Company will cause the Project and the Project Facility to be operated in accordance with the laws, rulings, regulations, and ordinances of federal and state governmental bodies and the departments, agencies and political subdivisions thereof. The Company has obtained or caused to be obtained all requisite approvals or permits or licenses of the State and of other federal, state, regional and local governmental bodies for the acquisition, construction, improving, and equipping of the Project and the operation of the Project Facility, and will obtain or cause to be obtained any such approvals, permits or licenses as may be required in the future from time to time.

         (o) Information in Applications Accurate. All information and data contained in the Applications relating to the Company were true, correct, and complete in all material respects as of the respective dates thereof. Aside from financial information relating to the Company, which information has not been updated since the dates of submission of the Applications, no information has been omitted therefrom which would make the Applications misleading in any material respect, and the Applications do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein not misleading or incomplete.

         (p) Inducement. The availability of financial assistance from the Issuer as provided for herein was an important inducement to the Company to undertake the Projects and to locate the Projects in the State.

         (q) No Untrue Statements. The representations, statements, and warranties of the Company and the Guarantors set forth in the Applications, this Agreement, or any other Loan Document (1) are true, correct, and complete in all material respects, (2) do not contain any untrue statement of a material fact, and (3) do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading or incomplete. The Company and the Guarantors understand that all such statements, representations, and warranties have been relied upon as an inducement by the Issuer to make the Loan and the Purchaser to purchase the Bonds.

         (r) Brokerage Commissions. No Person is entitled to receive from the Company or any other Person any brokerage commission, finder's fee, or similar fee or payment in connection with the consummation of the transactions contemplated by this Agreement.

         (s) Commencement of Project. Except as otherwise disclosed in the Applications, the 1988 Project commenced subsequent to November 1, 1988, and the 1989 Project commenced subsequent to September 5, 1989, the respective dates upon which the Authority adopted a resolution preliminarily approving each Project, and prior to such dates neither the Company nor any Related Person commenced or caused to be commenced any off-site production or entered into an agreement binding the Company or any Related Person to proceed with the applicable Project.

         (t) Prevailing Wages and Affirmative Action. The Company is fully familiar with the Issuer's Prevailing Wage Regulations and Affirmative Action Program and has submitted to the

Issuer all reports and certificates required to date pursuant to the Prevailing Wage Regulations and Affirmative Action Program.

         Section 2.3. Tax-Exempt Status of the Bonds. The Company hereby represents, covenants and warrants that:

         (a) The Project did not reach a degree of completion which permitted operation at substantially the level for which it was designed, and the Project was not, in fact, operated at substantially the level for which it was designed (determined in accordance with the provisions of Section 103(b) of the 1954 Code and Treas. Reg. ss.1.103-8(a)(5)) more than one year prior to the date of issuance of the 1989 Bonds.

         (b) No Person who was a Substantial User of the Project at any time during the five year period immediately preceding the date hereof, and who will receive, directly or indirectly, proceeds of the Bonds in an amount equal to 5% or more of the face amount of the Bonds, in payment for his interest in the Project, will be a Substantial User of the Project at any time during the five year period beginning on the Date of Issue of the Bonds.

         (c) (i) The entire proceeds from the sale of the Bonds will be used to refund the 1988 Bonds and the 1989 Bonds in accordance with the terms of the Escrow Deposit Agreement. At least 95 percent of the proceeds from the sale of the 1988 Bonds and investment earnings thereon were expended for costs of the 1988 Project relating to the acquisition, construction, reconstruction or improvement after November 1, 1988 of land or property of a character subject to the allowance for depreciation, and at least 95 percent of the proceeds from the sale of 1989 Bonds and investment earnings thereon were expended for Costs of the 1989 Project relating to the acquisition, construction, reconstruction or improvement after September 5, 1989 of land or property of a character subject to the allowance for depreciation. Of the remaining 5 percent of proceeds from the sale of each of the 1988 Bonds and the 1989 Bonds, not more than 2 percent of such proceeds were used to finance issuance costs with respect to the 1988 Bonds or the 1989 Bonds, as the case may be.

         (ii) The sum of the following does not exceed $10,000,000:

              A. The aggregate face amount of any outstanding issues of "private activity bonds" (other than the Bonds), as defined in Section 144 of the Code, the proceeds of which (whether or not each issue is the same) were used with respect to facilities located in the Project Municipality, or any facilities adjacent to or integrated with such facilities of which the Company, a Principal User of which is a Principal User, or a Related Person thereto, of the Project Facility;

              B. The aggregate amount of any "Capital Expenditures", within the meaning of Section 144 of the Code and Treasury Regulation Section 1.103-10(b)(2)(ii) and (iii), which (1) are other than those financed out of the proceeds of the 1988 Bonds, the 1989 Bonds or a bond referred to in Subparagraph A above, (2) were paid or incurred on or after December 27, 1985, and (3) were paid or incurred with respect to facilities which are located in the Project Municipality, or any facilities adjacent to or integrated with such facilities, a Principal User of which is a Principal User, or a Related Person thereto, of the Project Facility; and

              C. The aggregate principal amount of the Bonds.

         (iii) The Projects constitute "manufacturing facilities" within the meaning of Section 144(a)(12)(B) and (C) of the Code. Not more than 25 percent of the net proceeds from the sale of each of the 1988 Bonds and the 1989 Bonds were used to provide facilities which are "directly related and ancillary" within the meaning of Section 144(a)(12)(C) of the Code, to the 1988 Project or the 1989 Project, as the case may be.

         (iv) During the period beginning on the date of issuance of the 1988 Bonds and ending three years after the later of the date the 1989 Project was placed in service or the date of issuance of the 1989 Bonds, the aggregate authorized face amount of the 1988 Bonds and the 1989 Bonds allocated to any test-period beneficiary of the Project, when increased by the outstanding tax-exempt facility-related bonds of such beneficiary, did not exceed $40,000,000, within the meaning and as provided in Section 144(a)(10) of the Code.

         (v) No portion of the proceeds from the sale of the 1988 Bonds or the 1989 Bonds was used to provide a facility the primary purpose of which is retail food and beverage service, automobile sales or service, or the provision of recreation or entertainment, and no portion of the proceeds of the 1988 Bonds or the 1989 Bonds was used to provide any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including rollerskating, skateboard and ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility, racetrack, airplane, skybox or other private luxury box, health club facility, facility primarily used for gambling or store the principal business of which is the sale of alcoholic beverages for consumption off premises. Less than 25% of the proceeds of each of the 1988 Bonds and the 1989 Bonds was used for the acquisition of land (or any interest therein) to be used for non farming purposes.

         (vi) None of the proceeds of the 1988 Bonds or the 1989 Bonds was used for the acquisition of any property (or an interest therein) unless the first use of such property was pursuant to such acquisition.


         (d) The weighted average maturity of the Bonds does not exceed 120% of the remaining useful lives of the assets comprising the 1988 Project or the 1989 Project.

         (e) The Bonds are not and shall not become directly or indirectly federally guaranteed. Bonds will be considered to be "federally guaranteed" if the payment of principal or interest with respect to such bonds is guaranteed (in whole or in part) by the United States (or any agency or instrumentality thereof) or 5% or more of the proceeds of the bonds are used in making loans or the payment of principal or interest with respect to which are guaranteed or invested (directly or indirectly) in federally insured deposits or accounts.

         (f) The information contained in Internal Revenue Form 8038 prepared in connection with the issuance of the Bonds is true, accurate and complete. The Company acknowledges that Form 8038 was prepared by Wolff & Samson from information provided by the Company or its accountants, and that the Company or its accountants are responsible for the accuracy of Form 8038. The Company will hold harmless the Issuer, the Trustee, the Purchaser and Bond Counsel, against any and all consequences of any inaccuracy, omission or misrepresentation in Form 8038.

         (g) Promptly after the Company first becomes aware of any Determination of Taxability (as defined in the Bonds), the Company shall give written notice thereof to the Issuer and the Trustee.

         Section 2.4. Covenants of the Company. The Company agrees that, so long as any of the Bonds are outstanding or any amounts are due under this Agreement or under any of the Loan Documents, it shall comply and shall cause each of its Affiliates to comply with the following provisions:

         (a) Compliance with Agreement. The Company shall observe and perform all of its obligations under this Agreement and the Loan Documents to which it is a party. The Company shall fully and faithfully perform all the duties and obligations which the Issuer has covenanted and agreed in the Indenture to cause the Company to perform and any duties and obligations which the Company is required in the Indenture to perform.

         (b) Notice of Default, Litigation, Etc. (i) The Company shall furnish to the Trustee as soon as possible and in any event within five (5) Business Days after the discovery by any executive officer of the Company of any Default, a certificate setting forth the details of such Default, and the action which the Company proposes to take with respect thereto.

         (ii) The Company shall give prompt notice to the Trustee of any litigation or governmental proceeding pending, involving or, to its knowledge, threatened against the Company or any Affiliate which (A) involves an uninsured claim or the uninsured portion or deductible of an insured claim which is over $500,000 or (B) if adversely determined, would have a material adverse effect on the business or financial condition of the Company or any Affiliate.

         (c) Corporate Existence. The Company covenants that it shall maintain its corporate existence in good standing under the laws of the Commonwealth of Pennsylvania, shall cause each of its Affiliates to maintain its corporate existence in good standing under the laws of its respective jurisdiction of incorporation, and shall maintain, in each jurisdiction where material to the business of the Company or any of its Affiliates or the maintenance of the Collateral, its and each of their right to transact business in each jurisdiction in which the nature of its or their business or the character of the properties which it or they own or lease requires qualification as a foreign corporation and where failure to so qualify would permanently preclude the Company or any of its Affiliates, as the case may be, from enforcing its rights with respect to its assets. No Affiliate shall be incorporated in any jurisdiction if the laws of such jurisdiction would restrict or otherwise adversely affect the ability of such Affiliate to perform its obligations under the Guaranty. The Company and each Affiliate will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings and the effect of non compliance during such contest will not have a material adverse effect upon the business, properties, or condition, financial or otherwise, of the Company or any Affiliate or result in the imposition of any Lien on the properties of any of them (unless the enforcement of any such Lien has been and continues to be effectively stayed). The Company will and will cause its Affiliates to preserve and keep in full force and effect all rights, licenses, registrations, and franchises necessary (i) to the proper conduct of their business or affairs and (ii) to continue to operate their business as presently operated.

         (d) Reports; Inspections. (i) The Company shall deliver to the Trustee and the Purchaser (A) upon request, copies of all such regular or periodic reports, which are available for public inspection, which the Company may be required to file with any federal or state department, bureau, commission, or agency, (B) such financial data as the Trustee or the Purchaser may reasonably request and which is reasonably available to the Company, and (C) copies of any statements, notices, certificates, and other information required to be furnished to the Issuer under this Agreement, including without limitation
Section 7.9 hereof, on the date such information is required to be so furnished.

         (ii) The Company shall permit, and shall cause each of its Affiliates to permit, any Person designated by the Issuer, the Trustee or the Purchaser, at their own expense, to visit and inspect the properties of the Company and each of its Affiliates and to examine the books and records, including financial records of the Company, its Affiliates, and make copies or extracts thereof, and to discuss the affairs, finances, and accounts of the Company, its Affiliates, which its and their officers, at such reasonable times as the Issuer of the Trustee may reasonably request.

         (e) Investments in Affiliates, Etc. Neither the Company nor any Affiliate shall purchase any capital stock or other security isued by, make any loan, advance, or extension of credit to, purchase any of the business or integral part of the business of, or otherwise make any investment in, an Affiliate, or any other Person if, immediately before or after giving effect thereto, there shall exist any Default.

         (f) Transaction with Related Parties. Neither the Company nor any Affiliate shall engage in or effect any transactions with any Related Party on a basis less favorable to the Company or such Affiliate, as the case may be, than would be the case if such transaction had been effected with a Person which was not a Related Party.

         Section 2.5. Convenants of the Company and Guarantors. Each of the Company and each Guarantor agrees that, so long as any of the Bonds are outstanding or any amounts are due under this Agreement or under any of the Loan Documents, it shall comply and shall cause each of its Affiliates, including the Company, to comply with the following provisions:

         (a) Compliance with Agreement. Each Guarantor shall observe and perform all of its obligations under this Agreement and the Loan Documents to which it is a party.

         (b) Notice of Default, Litigation, Etc. (i) Each Guarantor shall furnish to the Trustee as soon as possible and in any event within five (5) Business Days after the discovery by any executive officer of such Guarantor of any Default, a certificate setting forth the details of such Default, and the action which the Guarantor proposes to take with respect thereto.

             (ii) Each Guarantor shall give prompt notice to the Trustee of any litigation or governmental proceeding pending, involving or, to its knowledge, threatened against such Guarantor or any Affiliate which (A) involves an uninsured claim or the uninsured portion or deductible of an insured claim which is over $500,000 or (B) if adversely determined, would have a material adverse effect on the business or financial condition of such Guarantor or any Affiliate.

         (c) Corporate Existence. Each Guarantor convenants that it shall maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation, shall cause each of its Affiliates to maintain its corporate existence in good standing under the laws of its respective jurisdiction of incorporation, and shall maintain, in each jurisdiction where material to the business of such Guarantor or any of its Affiliates or the maintenance of the Collateral, its and each of their right to transact business in each jurisdiction in which the nature of its or their business or the character of the porperties which it or they own or lease requires qualification as a foreign corporation and where failure to so qualify would permanently preclude such Guarantor or any of its Affiliates, as the case may be, from enforcing its rights with respect to its assets. No Affiliate shall be incorporated in any jurisdiction if the laws of such jurisdiction would restrict or otherwise adversely affect the ability of such Affiliate to perform its obligations under the Guaranty. Each Guarantor and each Affiliate will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities, except where the necessity of compliance therewith is contested in good faith by approprate proceedings and the effect of non compliance during such contest will not have a material adverse effect upon the business, properties, or condition, financial or otherwise, of such Guarantor or any Affiliate or result in the imposition of any Lien on the properties of any of them (unless the enforcement of any such Lien had been and continues to be effectively stayed). Each Guarantor will and will cause its Affiliates to preserve and keep in full force and effect all rights, licences, registrations, and franchises necessary (i) to the proper conduct of their business or affairs and (ii) to continue to operate their business as presently operated.

         (d) Acquisition, Merger or Consolidation; Sale of Substantially All Assets. Neither the Company nor any Guarantor nor any Affiliate shall sell, lease, assign, transfer, or otherwise dispose of any assets from and after the date hereof (i) for less than fair values or (ii) if the combined total of the net book value of all assets sold, leased, or otherwise assigned or disposed of from and after the date hereof exceeds 25% of total combined assets of Holt and all of its Affiliates, as the case may be. The Company shall not permit in any event any such event to occur unless the Company has complied with the provisions of Section 8.1. In addition, in the event of any sale of any property subject to the lien of the Mortgage or any part thereof, Holt and the Company, as the case may be, shall make or set aside in trust for prepayments or payments of Senior Indebtness with a Lien senior to the Bonds, or if no such Indebtedness is outstanding, the Bonds and any Senior Indebtedness on a parity with the Bonds, in an amount equal to the greater of (x) the sales price of such property sold or (y) 60% of the appraised fair market value thereof. Notwithstanding the foregoing, neither the Company nor any Guarantor nor any

Affiliate shall sell, lease or otherwise transfer or dispose of any asset if, after giving effect to such sale, lease, or other transfer or disposition, there shall exist any default.


         Neither the Company nor the Guarantor nor any Affiliate shall merge or consolidate with or into or acquire all or substantially all the assets of any other Person, provided that Holt or any Affiliate may merge or consolidate with or into or acquire all or substantially all of such assets of another corporation (i) if the acquiring corporation is a corporation duly organized in good standing under the laws of a State of the United States, (ii) if each of the representations and warranties set forth in paragraphs (a) through (f), inclusive, (h), (i), (j), and (n) of the Section 2.2 of this Agreement remains true and correct immediately after giving effect to such merger, consolidation or asset acquisition, (iii) if the surviving corporation is not Holt, the surviving corporation expressly assumes all of the convenants and obligations of its predecessor under this Agreement and each of the Loan Documents and otherwise in respect of the Bonds, (iv) Holt or the surviving corporation could immediately after giving effect to the transaction, incur at least $1.00 of Indebtedness pursuant to Section 2.5(h) hereof, (v) if the surviving corporation has rated debt securities, such debt securities are rated by a nationally recognized credit rating agency and such rating is investment grade or better (e.g., if by S & P, "BBB" or better and if by Moody's, "Baa" or better), and
(vi) the Trustee shall have received an opinion of Bond Counsel to the effect that such merger, consolidation or acquisition of assets will not adversely affect the exemption of interest on the Bonds from federal income taxation, a certificate of the Chief Financial Officer stating that none of the convenants contained in this Aggreement will be violated as a result of such merger, consolidation or acquisition of assets, and such other agreements, certificates, opinions, and documents as the Trustee shall have reasonably requested. Notwithstanding the foregoing, any such transaction must comply in all respects with the conditions of Section 8.1. Each of the Company and each Guarantor agrees to notify the Purchaser of such Guarantor's or the Company's intent to merge, consolidate or acquire assets pursuant to this paragraph at least 10 days prior to entering into any binding agreements with respect to such acquisition.

         Notwithstanding the foregoing, Holt shall have the right at any time and from time to time to (i) merge or consolidate any affiliate with or into it (provided Holt is the surviving corporation) or with or into any other Affiliate, or (ii) acquire substantially all of the assets, or cause any other Affiliate to acquire substantially all of the assets, of any Affiliate (other than Holt), without regard to the provisions of the immediately preceding paragraph of this Section 2.5(d), but subject to the provisions of Section 8.1.

         (e) Financial Statements; Inspections. (i) The Company and the Guarantors shall cause to be delivered to the Trustee and the Purchaser (A) as soon as available but in any event within 120 days after the end of each Fiscal Year a combined and combining comparative statement of income, reconciliation of capital accounts and related balance sheets for Holt and its Affiliates, including the Guarantors and the company, for such year prepared in conformity with generally accepted accounting principles consistently applied an in reasonable detail (such combined statements to be audited and certified by a firm of certified public acountants with an unqualified opinion and such combining statements to be unauditied and certified by the chief financial officer of Holt, whose certificate shall be satisfactory to the Trustee), (B) as soon as available but in any event within 60 days after the end of each of the first three fiscal quarters of each Fiscal Year, a combined comparative statement of income, reconciliation of capital accounts, and related balance sheet for such quarter and for the period from the beginning of the then fiscal year to the end of such quarter, prepared in accordance with generally accepted accounting principles consistently applied (subject to year-end adjustments) and in reasonable detail (all of which shall be unaudited and certified by the chief financial officer of Holt, whose certificate shall be satisfactory to the Trustee) for Holt and its Affiliates, including the other Guarantors and the Company, (C) upon request, copies of all such regular or periodic reports, which are available for public inspection, which any Guanantor may be required to file with any federal or state department, bureau, commission, or agency, (D) such other finacial data as the Trustee or the Purchaser may reasonably request and which is reasonably available to any Guarantor, and (E) copies of any statements, notices, certificates, and other information required to be furnished to the Issuer by each Guarantor under this Agreement, including without limitation Section 7.9 hereof, on the date such information is required to be so furnished. In addition, Holt shall deliver within 90 days after the end of each of the first three fiscal quarters of each Fiscal Year combining statements for any such reporting period during which Holt's investment in any Affiliate shall account for 15% or more of Combined Tangible Net Worth or 15% or more of combined sales and revenues, such combining statements to be unaudited and certified by the Chief financial officer of Holt, whose certificate shall be satisfactory to the Trustee and the Purchaser. All financial statements specified in clauses (A) and (B) above shall be furnished in combined comparative form for Holt and its Affiliates with comparative figures for the corresponding periods in the preceding year, and shall be accompanied by a certificate signed by the chief financial officer of Holt, with appropriate documentation substantiating all financial calculations, stating that there exists no Default or, if any such Default exists, stating the nature thereof and what action Holt proposes to take with respect thereto.

             (ii) Each Guarantor shall permit, and shall cause each of its Affiliates to permit, any person designated by the Issuer, the Trustee or the Purchaser, at their own expense to visit and inspect the properties of such Guarantor and each of its Affiliates and to examine the books and records, including financial records of such Guarantor and its Affiliates, and make copies or extracts thereof, and to discuss the affairs, finances, and accounts of such Guarantor and its Affiliates, with its and their officers, at such reasonable times as the Issuer or the Trustee may reasonably request.

             (iii) In addition to the information required under Section 2.5(e)(i), in connection with a sale by the Purchaser of all or a portion of the bonds and any or all of its rights under the Guaranty to one or more subsequent purchasers prior to the occurrence of an Exemption Event, or in connection with any sale by any subsequent purchaser prior to the occurrence of an Exemption Event, each of the Guarantors shall deliver to such subsequent purchaser, at the request of the Purchaser or any subsequent purchaser and on the date specified in such request, the following information: (A) a statement describing the nature of the business of the Guarantor's most recent balance sheet and profit and loss retained earnings statements (which may be presented on a combined basis for the company and all of the Guarantors), (C) copies of the financial reports listed in (B) above for the two preceding fiscal years, which reports shall be audited to the extent available, (D) any other information required pursuant to Rule 144A under the Securities Act of 1933, as it may be amended from time to time and (E) a certificate, signed by an authorized officer of each Guarantor, to the effect that the information set forth in clauses (A) through
(D), as of the date specified in the Purchaser's or subsequent purchaser's request, is true, accurate and complete in all material respects, and no facts have come to it attention which would lead the Guarantor to believe that such information, as of the date of the certificate, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (f) Restricted Payments. Neither Holt nor any of its Affiliates, including the Company and the other Guarantors, shall make any restricted Payment or set aside any funds therefor unless, after giving effect thereto, the aggregate of such Restricted Payments for all such purposes subsequent to the Closing Date would not exceed the sum (as in effect from time to time hereinafter referred to as the "Distribution Fund") of (i) 50% of Holt's Cumulative Combined Net Income subsequent to December 31, 1991 so long as Holt's combined Tangible Net Worth is greater than $31,051,000, (ii) the aggregate of the net cash proceeds received by Holt from any issuance or sale of capital shares of Holt subsequent to the closing Date, and (iii) the aggregate of the net cash proceeds received by Holt from any issuance of any Indebtedness of Holt which has been converted into capital shares of Holt subsequent to the Closing Date, which amount shall be added to the Distribution Fund only after such conversion. Notwithstanding the foregoing, Holt may acquire its own capital shares for an aggregate amount from and after the closing date equal to the greater of (x) the sum of (i) 25% of the Cummulative Combined Net Income of Holt subsequent to December 31, 1991, plus (ii) $500,000 or (y) the amount then available under the Distribution Fund, which amount shall be charged to the Distribution Fund. No Restricted Payment may be made in other than cash or securities which are actively traded on a nationally recognized public market and have a readily ascertainable market value (which value shall be the amount of such Restricted Payment), unless Holt shall have received a report from an independent recognized appraiser as to the fair value of the property to be distributed or transferred, in which case the amount of such Restricted Payment shall be deemed to be the greater of its fair value (as determined by such appraiser) or its net book value on the books of Holt. Notwithstanding any of the foregoing provisions of this paragraph, neither Holt nor any Affiliate shall make any Restricted Payment if at the time or after giving effect thereto, there shall exist any Default.

         (g) Maintenance of Combined Tangible Net Worth. Holt shall at all times maintain a Combined Tangible Net Worth of (i) not less than $31,051,000, plus 50% of Holt's Aggregate Combined Net Income at the end of each fiscal year subsequent to the fiscal year ending December 31, 1991 and (ii) not less than 25% of Combined Long Term Indebtedness but in no event less than $31,051,000.

         (h) Limitation of Total Indebtedness. Neither Holt nor any of its Affiliates, including the Company and the other Guarantors, shall incur additional Indebtedness if, at the time such indebtedness is incurred and after giving effect thereto and to any concurrent reduction of Indebtedness, Combined Indebtedness would exceed 400% of Combined Tangible Net Worth.

         (i) Times Interest Earned. The ratio of (i) Holt's Combined Net Income Before Interest and Taxes to (ii) Holt's Combined Interest Charges calculated as of the end of each fiscal quarter beginning December 31, 1991 for the period including such quarter and the immediately prior three fiscal quarters, combined, will be at least 1.35 for each of said periods.

         (j) Cash Flow. The Combined Cash Flow of Holt shall not be less than $7,000,000 at the end of any Fiscal Year, commencing January 1, 1991.

         (k) Limitation on Primary Debt. After the date hereof, neither Holt nor any Affiliate, including the Company and any other

Guarantors, shall incur additional Indebtedness having a Lien on the Mortgaged Premises or any part thereof senior to any lien securing the Bonds or the obligations of the Company or any Guarantor under this Agreement or any of the Loan Documents, provided that Holt or any Affiliate may incur such senior indebtedness in a aggregate amount of up to $5,000,000 without regard to any limitation or requirements otherwise stated under this section 2.5(k), provided there shall not exist any Default. After the date hereof, neither Holt nor any Affiliate, including the Company and the other Guarantors, shall incur additional Indebtedness having a Lien on the Mortgaged Premises or any part thereof of equal priority with any lien securing the Bonds or the obligations of the Company or any Guarantor under this agreement or any of the Loan Documents (all of such Indebtedness, together with any indebtedness incurred pursuant to the preceding sentence whether now outstanding or hereafter incurred being referred to as "Senior Indebtedness") if, at the time it is incurred and after giving effect thereto, (i) the Security Ratio would be less than 2.2 to 1; provided that no additional Senior Indebtedness (including interest which has accrued and is being deferred) shall be incurred without providing to the Trustee and to the Purchaser an appraisal performed not more than two years prior to such incurrence by an independent appraiser of recognized standing of the value of the property subject to the lien of the Mortgage; of (ii) if, at the time of or after giving effect to the incurrence of such Indebtedness, there shall exist any Default. Prior to the incurrence of any Senior Indebtedness by Holt or any Affiliate, Holt shall furnish to the Trustees and the Purchaser a certificate of its chief financial officer demonstrating in reasonable detail compliance by Holt and such Affiliate with the provisions of this Section 2.5(k). In connection with the incurrence of Senior Indebtedness meeting the requirements of this section 2.5(k), the Trustee shall execute and deliver a subordination of the Mortgage or a parity agreement with respect to the Mortgage, provided that no such agreement shall amend or modify any provisions of the Mortgage, but only the priorty thereof.

         (l) Investments in Affiliates, Etc. Neither the Company nor any Guarantor nor any Affiliate shall purchase any capital stock or other security issued by, make any loan, advance, or extension of credit to, purchase any of the business or integral part of the business of, or otherwise make any investment in, any Affiliate, or any other Person if, immediately before or after giving effect thereof, there shall exist any Default.

         (m) Compliance with ERISA. Each of the Company, each Guarantor and each of their Affiliates shall meet all minimum funding requirements applicable to any Plans which are subject to ERISA or to Section 412 of the Code and will at all times comply in all material respects with the provisions of ERISA and
Section 412 of the Code which are applicable to the Plans. No Guarantor nor any Affiliate will permit any event or condition to exist which would permit any of the Plans which is not a multiemployer plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of such Guarantor or any Affiliate. Promptly after the occurrence of a "reportable event" as defined in Section 4043 of ERISA, or after any Guarantor or a Affiliate received notice that the Pension Benefit Guaranty Corporation had instituted or intends to institute termination proceedings with respect to any Plan, and prior to the termination of any Plan by the administrator thereof, such Guarantor shall notify the Trustee and provide such documentation, data and other information with respect thereto as the Trustee at the written direction of the Owners of 25% in aggregate principal amount of the Bonds Outstanding shall reasonably request. The Trustees shall give written notice to the Owners of any notification received by it hereunder and shall provide to any Owner requesting same access to, copies of or extracts from any documents, data or other written information received by it pursuant hereto.

         (n) Transactions with Related Parties. No Guarantor nor any Affiliate shall engage in or effect any transaction with any Related Party on a basis less favorable to the Company or such Affiliate, as the case may be, than would be the case if such transaction had been effected with a Person which was not a Related Party.

         (o) Supplemental Legal Opinions. Within 30 days after the Closing Date, the Company and the Guarantors shall cause to be delivered to the Purchaser and the Trustee an opinion of counsel reasonably satisfactory to the Purchaser relating to Triple Seven Ice, Inc., Pattison Avenue Warehousing Corp., and Refrigerated Enterprises, Inc. substantially in the form of the opinions relating to the other Guarantors delivered at the Closing.


                               {END OF ARTICLE II}

                                  ARTICLE III
                             ISSUANCE OF THE BONDS

         Section 3.1. Agreement to Issue the Bonds: Application of Bond Proceeds. In order to provide funds to finance a portion of the Cost of the Project, the Issuer, concurrently with the execution of this Agreement, will issue, sell, and deliver the Bonds. The Issuer will deposit the net proceeds of the Bonds with the Trustee to be applied to refund the 1988 Bonds and the 1989 Bonds as provided in the Escrow Deposit Agreements.

         Section 3.2. Disbursements from the Project Fund. The Issuer has, in the Indenture, authorized and directed the Trustee to disburse the Bond proceeds on the Closing Date from the Project Fund to refund the 1988 Bonds and the 1989 Bonds. The Trustee shall not make any disbursement from the Project Fund until the Company shall have provided the Trustee with a Requisition and the other documents required by Section 5.1 of this Agreement.

         Section 3.3. Furnishing Documents to the Trustee. The Company agrees to cause such Requisitions to be directed to the Trustee as may be necessary to effect payments out of the Project Fund in accordance with Section 3.2 hereof.

         Section 3.4. Special Arbitrage Certifications. The Issuer covenants not to cause or direct any moneys on deposit in any fund or account to be used in a manner which would cause the Bonds, the 1988 Bonds or the 1989 Bonds to be classified as "arbitrage bonds" within the meaning of Section 148 of the Code, and the Company certifies and covenants to and for the benefit of the Issuer and the Owners of the Bonds that so long as there are any Bonds Outstanding, moneys on deposit in any fund or account in connection with the transactions contemplated herein, whether such moneys were derived from the proceeds of the sale of the Bonds or from any other sources, will not be used in a manner which will cause the Bonds, the 1998 Bonds or the 1989 Bonds to be classified as "arbitrage bonds" within the meaning of Section 148 of the Code.

                              [END OF ARTICLE III]


                                      III-1

                                   ARTICLE IV

                                LOAN PROVISIONS

         Section 4.1. Loan of Proceeds. The Issuer agrees, upon the terms and conditions contained in this Agreement and the Indenture, to make a loan to the Company in the principal amount of SIX MILLION ONE HUNDRED FORTY THOUSAND DOLLARS ($6,140,000), equal to the proceeds received by the Issuer from the sale of the Bonds. Such proceeds shall be disbursed to or on behalf of the Company as provided in Section 3.2 hereof.

         Section 4.2. Amounts Payable.

          (a) The Company hereby covenants and agrees to repay the Loan, as follows: on or before the Business Day preceding any interest payment date for the bonds or any other date that any payment of interest, premium, if any, or principal is required to be made in respect of the Bonds pursuant to the Indenture, until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, in immediately available funds, a sum which, together with any moneys available for such payment in the Bond Fund, will enable the Trustee to pay the amount payable on such date as principal of (whether at maturity or upon redemption or acceleration or otherwise), premium, if any, and interest on the Bonds as provided in the Indenture.

         It is understood and agreed that all payments payable by the Company under subsection (a) of this Section 4.2 are assigned by the Issuer to the Trustee for the benefit of the Owners of the Bonds. The Company assents to such assignment. The Issuer hereby directs the Company and the Company hereby agrees to pay to the Trustee at the Principal Office of the Trustee all payments payable by the Company pursuant to this subsection. Payments by the Company to the Trustee as aforesaid or as otherwise required pursuant to this Agreement or the other Loan Documents shall be sufficient to discharge the obligation of the Company with respect to the amounts so paid, and the Company shall not be liable to the Issuer, the Owners or to any other party by reason of the failure of the Trustee to remit such amounts to the Owners, or otherwise to apply such amounts, as provided in the Indenture.

         (b) The Company will also pay the reasonable expenses of the Issuer related to the issuance of the Bonds, including the payment on the Closing Date of a fee equal to $15,350. The Company shall also pay on the Closing Date the fees and expenses of Bond Counsel, of counsel to the Purchaser, of counsel to the trustee with respect to the 1988 Bonds and of counsel to the trustee with respect to the 1989 Bonds.

         (c) The Company will also pay the reasonable fees and expenses of the Trustee under the Indenture and all other amounts which may be payable to the Trustee under Section 9.02 of the Indenture, such amounts to be paid directly to the Trustee for the Trustee's own account as and when such amounts become due and payable.

         (d) In the event the Company should fail to make any of the payments required in this Section 4.2, the item or installment so in default shall continue as an obligation of the Company until the amount in default shall have been fully paid, and the Company agrees to pay the same with interest thereon, to the extent permitted by law, from the date when such payment was due, at the rate set forth in the Bonds.

         Section 4.3. Obligations of Company Unconditional. The obligations of the Company to make the payments required in Section 4.2 hereof and to perform and observe the other agreements contained herein (collectively, the "Obligations") shall be absolute and unconditional and shall not be subject to any defense or any right of setoff, counterclaim or recoupment arising out of any breach by the Issuer or the Trustee of any obligation to the Company, whether hereunder or otherwise, or out of any indebtedness or liability at any time owing to the Company by the Issuer, the Trustee or the Purchaser, and, until such time as the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.2 hereof, (ii) will perform and observe all other agreements contained in this Agreement and (iii) except as provided in Article X hereof, will not terminate the Term of Agreement for any cause, including, without limiting the generality of the foregoing, the occurrence of any acts or circumstances that may constitute failure of consideration, eviction or constructive eviction, destruction of or damage to the Project Facility, the taking by eminent domain of title to or temporary use of any or all of the Project Facility, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either thereof or any failure of the Issuer or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement. Nothing contained in this section shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained, and in the event the Issuer or the Trustee should fail to perform any such agreement on its part, the Company may institute such action against the Issuer or the Trustee as the Company may deem necessary to compel performance so long as such action does not abrogate the obligations of the Company contained in the first sentence of this Section.

                               [END OF ARTICLE IV]

                                   ARTICLE V

                                  THE PROJECT

         Section 5.1. Disbursements from the Project Fund. (a) In the Indenture, the Issuer has authorized and directed the Trustee to make disbursements from the Project Fund as required by this Agreement. Disbursement of the entire $6,140,000 of proceeds from the sale of the Bonds shall be made from the Project Fund to refund the 1988 Bonds and the 1989 Bonds, upon receipt by the Trustee of a requisition signed by a Company Representative stating with respect to such disbursement to be made: (1) that it is requisition no. 1; (2) that payment is to be made (A) to the Trustee of the 1988 Bonds in the amount of $4,000,000, and
(B) to the Trustee of the 1989 Bonds in the amount of $2,140,000; (3) that the total amount to be paid is $6,140,000; (4) that each obligation mentioned therein is a proper charge, is unpaid or unreimbursed, and has not been the basis of any previous disbursement; and (5) that on the date thereof there has not occurred any act which, with the giving of notice or passage of time, or both, would constitute a Default.

         (b) The Company further agrees that as a condition precedent to the disbursement from the Project Fund on the Closing Date of the entire proceeds of the Bonds to be used to refund the 1988 Bonds and the 1989 Bonds, there shall be furnished to the Trustee, in writing, unless waived in writing by the Purchaser, the following:

         (1) evidence of fee and mortgage title insurance on the Mortgaged Premises, in form and substance satisfactory to the Issuer and the Purchaser;

         (2) proof that the insurance required to be maintained pursuant to
Section 5.4 is in full force and effect and that all premiums have been paid;

         (3) proof of flood insurance as required in Section 5.4(c);

         (4) verification evidencing that all permits, consents, approvals and agreements required by all governmental boards and bureaus have been secured and remain in full force and effect;

         (5) such evidence as the Issuer or the Purchaser may require to demonstrate exemption from or compliance with all applicable building, zoning, health and safety laws, ordinances and regulations; and

         (6) such other additional documents, financing statements, affidavits or certificates of the Company or any other person or entity as the Issuer, the Purchaser or the Trustee may reasonably request.

         (c) The Company hereby agrees that it shall pay all costs incurred by the Company or the Trustee in making such disbursement from the Project Fund. In making any such disbursements from the Project Fund, the Trustee may rely on such requisitions and other documents delivered to it and the Trustee shall be relieved of all liability with respect to the making of such disbursements if made in accordance with the foregoing.

         Section 5.2. Maintenance and Modification of the Project Facility by the Company. (a) The Company shall operate and maintain the Project Facility in accordance with all applicable governmental laws, ordinances, approvals, rules and regulations and requirements, including, but not limited to, zoning, sanitary, pollution, environmental and safety ordinances, laws and rules and regulations promulgated thereunder and in accordance with the terms of the riparian grant from the State of New Jersey to Holt dated December 22, 1983 as recorded January 23, 1984, in Deed Book 3947, Page 279 in the Office of the Camden County Register of Deeds.

         (b) The Company shall (1) maintain, preserve and keep the Project Facility or cause the Project Facility to be maintained, preserved and kept in good repair, working order and condition, (2) from time to time, make or cause to be made all necessary and proper repairs, replacements and renewals thereto and (3) from time to time, make such substitutions, additions, modifications and improvements as may be necessary and as shall not impair the structural integrity, operating efficiency and economic value of the Project Facility. Any alterations, replacements, renewals or additions made pursuant to this Section shall become and constitute a part of the Project Facility and shall be performed in accordance with Section 5.2(a).

         (c) The Company shall operate or cause the Project to be operated as an authorized project for a purpose and use as provided for under the Act until the expiration or earlier termination of this Agreement.

         (d) The Company shall not relocate the Project or any part thereof out of the State.

         (e) The Company shall not remove, relocate, discontinue the use of or sell, fail to restore, or otherwise dispose of any part of the Project Facility except as may be permitted pursuant to Section 8.1 hereof.

         (f) [Intentionally Omitted]

         Section 5.3. Taxes, Other Governmental Charges and Utility Charges. (a) Each of the Company and each Guarantor covenants that it and each of its Affiliates shall duly and punctually pay all taxes, assessments (including deficiency assessments), and governmental charges or levies of any kind whatsoever ("Taxes") imposed on it or on its respective income or profits or on any of its respective properties or assets, including, without limiting the generality of the foregoing, any taxes levied upon the Mortgaged Premises which, if not paid, will become a Lien or charge upon the Mortgaged Premises or upon any payment pursuant to this Agreement, prior to the date on which penalties attach thereto. Each of the Company and each Guarantor shall also pay all utility, water and sewer rents, and other charges incurred in connection with the Mortgaged Premises and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a Lien on the Mortgaged Premises or any of its assets.

         (b) The Company or any Guarantor may, at its own expense and in its own name and in good faith, contest any such taxes, assessments, and other charges, provided that such contest shall not result in a lien being placed on the Mortgaged Premises or any part thereof or result in the Mortgaged Premises being subject to loss or forfeiture, and further provided that the Company or such Guarantor gives notice in writing of such contest to the Issuer and the Trustee. Nothing herein shall preclude the Company or any Guarantor, at its own expense and in its own name and behalf, from applying for any tax exemption allowed by the federal government, the State, or any political subdivision which grants or may grant such tax exemption.

         Section 5.4. Insurance Required. Holt and the Company shall obtain and maintain insurance on the Mortgaged Premises and all parts thereof and operations conducted therein and thereon in such manner and against such loss, damage and liability, including liability to third parties, as is customary with property owners in the same or similar business in the State. Without limiting the generality of the foregoing sentence, such insurance shall include, without limitation:

         (a) Public liability insurance insuring against any and all liability or claims of liability arising out of, occasioned by, or resulting from any accident or otherwise resulting in or about the Project Facility, in a minimum amount of $5,000,000 for the death of or bodily injury to one person, $5,000,000 for the death of or bodily injury in any one accident or occurrence and $5,000,000 for loss or damage to the property of any Person or Persons, provided, however, that in the event Holt and the Company are unable at any time to obtain such insurance in such amounts, the failure of Holt and the Company to obtain such insurance shall not constitute a Default hereunder so long as they obtain such insurance in such lesser amounts as is available;

         (b) Property damage and broad form fire and extended coverage insurance with respect to the Mortgaged Premises and insurance insuring against such other hazards, casualties and contingencies as the Issuer and the Purchaser may require, which insurance shall provide coverage at replacement cost and with no provisions for coinsurance penalties and shall be in an amount equal to the lesser of (i) $40,000,000, or (ii) the aggregate principal amount of the Bonds and all Senior Indebtedness; and

         (c) If the Mortgaged Premises is required to be insured pursuant to the Flood Disaster Protection Act of 1973 or the National Flood Insurance Act of 1968, and the regulations promulgated thereunder, flood insurance with respect to the Project Facility in an amount not less than $6,140,000 or the maximum limit of coverage available, whichever amount is less.

         Section 5.5 Additional Provisions Concerning Insurance. (a) Any insurance required hereunder shall be written by insurance companies authorized or licensed to do business in the State and shall be on such forms and written by such companies as shall be approved by the Issuer and the Purchaser. Such insurance coverage may be effected under overall blanket or excess coverage policies of Holt or the Company provided that neither Holt nor the Company shall be deemed to be a co-insurer thereunder. Each insurance policy maintained pursuant to this Agreement shall contain a provision to the effect that such policy shall not be cancelled or altered unless the Trustee is notified at least fifteen (15) days prior to such cancellation or alteration. At least thirty (30) days prior to the expiration of any such policy, Holt and the Company shall furnish evidence satisfactory to the Trustee that such policy has been renewed or replaced or is no longer required by this Agreement.

         (b) Each insurance policy maintained pursuant to this Agreement and providing insurance against loss of or damage to property shall be written or endorsed so as to name the Trustee as an additional insured as its interests may appear and to have the proceeds thereof payable directly to the Trustee as loss payee. Each policy providing public liability coverage shall be written or endorsed so as to name the Trustee as an additional insured.

         (c) Duplicate copies of any insurance policies and evidence of renewal or replacement thereof shall promptly be furnished to the Trustee for its records. Evidence of the payment of the first year's premiums on such policies shall be delivered to the Trustee on the Closing Date. Thereafter, Holt and the Company shall deliver to the Trustee evidence of the payment of all additional premiums prior to the expiration or renewal dates of all such policies.

         (d) In the event of loss or damage to the Project Facility, the Net Proceeds of any insurance provided hereunder shall be deposited with the Trustee and applied as set forth in Article VI hereof, and in the event of a public liability occurrence, the Net Proceeds of any insurance provided hereunder shall be applied towards satisfaction of such liability.

         Section 5.6. Worker's Compensation. The Company shall comply with the laws of the State relating to Worker's Compensation and similar worker's protection laws.

                               [END OF ARTICLE V]

                                   ARTICLE VI

                      DAMAGE, DESTRUCTION AND CONDEMNATION

         Section 6.1. Damage, Destruction and Condemnation. Unless the Company shall have exercised its option to terminate this Agreement pursuant to the provisions of paragraphs (A) or (B) of Article X hereof, if prior to full payment of the Bonds (or prior to provision for payment thereof having been made in accordance with the provisions of the Indenture) (i) the Project or the Mortgaged Premises or any portion thereof is destroyed (in whole or in part) or is damaged by fire or other casualty or (ii) title to or any interest in, or the temporary use of, the Project or the Mortgaged Premises or any part thereof shall be taken under the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, the Company shall be obligated to continue to pay the amounts specified in Section 4.2 hereof.

         Section 6.2. Application of Net Proceeds. The Net Proceeds of any insurance proceeds or condemnation award resulting from any event described in
Section 6.1 hereof shall be immediately deposited in a separate trust fund to be held by the Trustee. All Net Proceeds so deposited shall be applied in one or more of the following ways as shall be elected by the Company or Holt, as the case may be, in a written notice to the Trustee, which notice shall be received by the Trustee within 60 days after the receipt by the Company, Holt or the Trustee, as the case may be, of the Net Proceeds:

         (a) To the prompt repair, restoration, modification or improvement of the Project Facility or the Mortgaged Premises, and the Issuer has, in the Indenture, authorized and directed the Trustee to make disbursements from such separate trust fund for such purposes. Such disbursements shall be made by the Trustee only upon receipt of Requisitions therefor. Any balance of the Net Proceeds remaining after such work has been completed shall be transferred into the Bond Fund to be applied in accordance with subsection (b) of this Section, or if the Bonds have been fully paid (or provision for payment thereof has been made in accordance with the provisions of the Indenture), any balance remaining in such separate trust fund shall be paid in accordance with Section XXX.11 of the Indenture.

         (b) To the redemption at par of the Bonds on the earliest practicable redemption date as specified in a written notice by the Company to the Trustee, provided that no part of such Net Proceeds may be applied for such redemption unless (1) all of the Bonds are to be redeemed in accordance with the Indenture upon termination of this Agreement pursuant to clauses (A) or (B) of Article X hereof or (2) in the event that less than all of the bonds are to be redeemed, the Company shall furnish to the Trustee a certificate of a Company Representative stating that (i) the property forming the part of the Project Facility or the Mortgaged Premises that was damaged or destroyed by such casualty or was taken by such condemnation proceedings is not essential to the use, operation or possession of the Project or the Mortgaged Premises by the Company or Holt, as the case may be, or (ii) the Project Facility or the Mortgaged Premises has been repaired, restored, modified or improved to operate as designed.

         (c) If the Company or Holt elects to repair, restore, modify or improve the Project Facility or the Mortgaged Premises or pay the cost thereof and fails to do so diligently, the Issuer or the Trustee may (but shall be under no obligation to) do so on behalf of the Company or Holt and recover the reasonable costs thereof from the Company or Holt, less the amount, if any, collected from Net Proceeds on account of such costs. No such payment by the Trustee or the Issuer shall affect or impair any rights of the Issuer hereunder or of the Trustee or the Owners under the Indenture arising as a result of such failure by the Company.

         (d) If the Company or Holt fails to give the notice required at the beginning of this Section within the specified time period, the Issuer or the Trustee, upon notice to the other and to the Company, may direct the Company to take either of the actions therein described and the Company shall be obligated to take such action.

         (e) Notwithstanding the foregoing the Net Proceeds from a certain action pending in the Superior Court of New Jersey, Law Division, Camden County, Docket No. L-8037-90, and entitled "State of New Jersey, by the Commissioner of Transportation, Plaintiff v. Holt Hauling and Warehousing System, Inc., a corporation of Pennsylvania, et al., Defendants" shall be paid directly to Holt and shall not be subject to the provisions of Paragraphs (a) through (d) of this
Section 6.2.

         Section 6.3. Insufficiency of Net Proceeds. If the Net Proceeds are insufficient to pay in full the cost of any repair, restoration, modification or improvement referred to in Section 6.2(a) hereof, the Company or Holt will nonetheless complete the work and will pay any cost in excess of the amount of the Net Proceeds held by the Trustee. The Company agrees that if by reason of any such insufficiency of the Net Proceeds, the Company shall make any payments pursuant to the provisions of this Section 6.3, the Company shall not be entitled to any reimbursement therefor from the Issuer, the Trustee or the Owners, nor shall the Company be entitled to any diminution of the amounts payable under Section 4.2 hereof.

                               [END OF ARTICLE VI]

                                  ARTICLE VII

                                SPECIAL COVENANTS

         Section 7.1. No Warranty of Condition or Suitability by Issuer. THE ISSUER MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE PROJECT OR THE CONDITION THEREOF, OR THAT THE PROJECT WILL BE SUITABLE FOR THE PURPOSES OR NEEDS OF THE COMPANY. THE ISSUER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, THAT THE COMPANY WILL HAVE QUIET AND PEACEFUL POSSESSION OF THE PROJECT. THE ISSUER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, CONDITION OR WORKMANSHIP OF ANY PART OF THE PROJECT OR ITS SUITABILITY FOR THE COMPANY'S PURPOSES.

         Section 7.2. Access to the Project. The Company agrees that the Issuer, the Trustee, the Purchaser and their duly authorized agents, attorneys, experts, engineers, accountants and representatives shall have the right to inspect the Project at all reasonable times and on reasonable notice. The Issuer, the Trustee and their duly authorized agents shall also be permitted, at all reasonable times, to examine the books and records of the Company with respect to the Project.

         Section 7.3. Further Assurances and Corrective Instruments. The Issuer, the Guarantors and the Company agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the expressed intention of this Agreement, the Guaranty and the other Loan Documents.

         Section 7.4. Issuer and Company Representatives. Whenever under the provisions of this Agreement the approval of the Issuer or the Company is required or the Issuer or the Company is required to take some action at the request of the other, such approval or such request shall be given for the Issuer by an Issuer Representative and for the Company by a Company Representative. The Trustee shall be authorized to act on any such approval or request.

         Section 7.5. Financing Statements. Each of the Company and each Guarantor agrees to execute and file or cause to be executed and filed any and all financing statements or amendments thereof or continuation statements necessary to perfect and continue the perfection of the security interests granted in the Mortgage and the Indenture. Within three months of the expiration date of any financing statements or continuation statements, the Company shall furnish to the Trustee evidence satisfactory to the Trustee that such filing has taken place. The Company shall pay all reasonable costs of the preparation and filing of such instruments.

                                      VII-1

         Section 7.6. Compliance with Code. The Company shall at all times do and perform all acts and things permitted by law and necessary or desirable in order to assure that interest paid on the Bonds shall for the purposes of federal income taxation be excludable from the gross income of the holders of the Bonds, except in the event that any such holder is a Substantial User or Related Person thereto. For purposes of this Section 7.6, any and all actions of any Related Person shall be deemed to be actions of the Company. In addition, any and all actions to be undertaken by the Company or by any other person as to which the Issuer or the Trustee must, pursuant to the terms hereof, consent or approve in advance, shall be deemed to be the actions of the Company or such other person (and not the actions of the Issuer or the Trustee). The Company shall cause any Related Person to comply with all of the provisions of this Section as to its own operations. A breach of this Section 7.6 shall not constitute a Default but shall be governed by the provisions of Section 3.01 of the Indenture.

         Section 7.7. [Intentionally Omitted]

         Section 7.8. [Intentionally Omitted]

         Section 7.9. Annual Certificate. On each anniversary hereof, the Company shall furnish to the Issuer, with copies to the Purchaser and the Trustee, the following:

         (a) a certificate indicating whether or not the Company is aware of any condition, event or act which constitutes a Default, or which would constitute a Default with the giving of notice or passage of time, under any of the Loan Documents;

         (b) a written description of the present use of the Project and a description of any anticipated material change in the use of the Project or in the number of employees employed at the Project, and

         (c) a report from every entity that leases or occupies space at the Project indicating the number of persons the entity employs at the Project in the form annexed hereto as Exhibit E.



                              [END OF ARTICLE VII]





                                      VII-2

                                  ARTICLE VIII

           PROJECT USERS; MAINTAIN EXISTENCE; MERGE, SELL, TRANSFER;
                          INDEMNIFICATION; REDEMPTION

         Section 8.1. Project Users; Maintain Existence; Merge, Sell, Transfer.

         (a) Upon the request of the Issuer from time to time, the Company shall cause a Project Occupant Information Form to be submitted to the Issuer by every prospective lessee, sublessee or lease assignee of all or any part of the Project. The Company shall not permit any such leasing, subleasing or assigning of leases of all or any part of the Project that would impair the excludability of interest paid on the Bonds from the gross income of the Owners thereof for purposes of federal income taxation, or that would impair the ability of the Company to operate the Project, or would cause the Project not to be operated, as an authorized project under the Act.

         (b) The Company shall maintain its existence as a legal entity and shall not sell, assign, transfer or otherwise dispose of the Project or substantially all of its assets. The Company may merge with or into or consolidate with another entity, and the Project or this Agreement may be transferred without violating this Section 8.1(b) provided (i) the Company causes the proposed surviving, resulting or transferee company to furnish the Issuer with a Change of Ownership Information Form; (ii) the net worth of the surviving, resulting or transferee company following the merger, consolidation or transfer is equal to or greater than the net worth of the Company immediately preceding the merger, consolidation or transfer; (iii) any litigation or investigations in which the surviving, resulting or transferee company or its officers and directors are involved, and any court, administrative or other orders to which the surviving, resulting or transferee company or its officers and directors are subject, relate to matters arising in the ordinary course of business; (iv) the merger, consolidation or transfer shall not impair the excludability of interest paid on the Bonds from the gross income of the Owners thereof for purposes of federal income taxation pursuant to an opinion of Bond Counsel; (v) the surviving, resulting or transferee company assumes in writing the obligations of the Company under this Agreement and the Loan Documents, and
(vi) after the merger, consolidation or transfer the Project shall be operated as an authorized project under the Act.

         (c) The obligations of the Company under this Section 8.1 shall be in addition to its obligations under Section 2.4(d).


                                     VIII-1

         Section 8.2. Release and Indemnification Covenants.

         (a) The Issuer, the members, agents, servants, officers or employees thereof, the Trustee and the Purchaser shall not be liable for (1) any loss, damage or injury to, or death of, any person occurring at or about or resulting from any defect in the Project Facility, (2) any damage or injury to the persons or property of the Company or any user of the Project Facility, or their officers, agents, servants or employees, or any other person who may be about the Project Facility, caused by an act of negligence of any person (other than the Issuer or its members, officers, agents, servants and employees, the Trustee and the Purchaser, as the case may be), or (3) any costs, expenses or damages incurred as a result of any lawsuit commenced because of action taken in good faith by the Issuer in connection with the Project and the Project Facility, and the Company shall and does hereby indemnify, protect, defend and hold harmless the Issuer, the members, agents, servants, officers or employees thereof, the Trustee and the Purchaser from and against any and all losses, damages, injuries, costs or expenses (including reasonable attorneys fees) and from and against any and all claims, demands, suits, actions or other proceedings whatsoever, brought by any person or entity whatsoever and arising or purportedly arising from any of the foregoing.

         (b) Each of the Company and each Guarantor, jointly and severally, shall and does hereby indemnify, protect, defend and hold harmless the Issuer, the State and every agency of the State, the Trustee, any Person who controls the Issuer, the State or any agency of the State or the Trustee (within the meaning of Section 15 of the Securities Act of 1933, as amended) and any member, officer, director, official, employee and attorney of the Issuer, the State and every agency of the State and the Trustee (each an "Indemnified Party"), from and against any and all losses, damages, injuries, costs or expenses (including reasonable attorneys fees) and from and against any and all claims, demands, suits, actions or other proceedings whatsoever, brought by any person or entity whatsoever (except the Company or any Guarantor) and arising or purportedly arising from this Agreement, the Indenture or the Bonds or from the performance of the Indenture.

         (c) Each of the Company and each Guarantor, jointly and severally, agrees to and hereby does indemnify and hold harmless the Indemnified Parties and the Purchaser from and against any and all losses, claims, damages, liabilities, costs or expenses, including reasonable attorneys' fees suffered or incurred by any of the Indemnified Parties or the Purchaser and caused by, relating to, arising out of, resulting from or in any way connected with (i) the condition, use, possession, conduct, management, planning, design, acquisition, construction, installation, financing (in the case of financing, as to the Indemnified Parties only) or sale of the Project or any part thereof including without limitation the Indemnified Matters referenced in the next paragraph;
(ii) any untrue statement or alleged untrue statement of a material fact

                                     VIII-2
contained in the Applications or any other information submitted or to be submitted by or on behalf of the Company to the Indemnified Parties or the Trustee in connection with the transactions contemplated hereby or the issuance and purchase of the Bonds; or (iii) any omission or alleged omission of a material fact necessary to be stated thereon in order to make such statements to the Indemnified Party not misleading or incomplete.

         (d) Each of the Company and each Guarantor, jointly and severally, covenants and agrees, at its sole cost and expense, to indemnify, protect and save the Indemnified Parties and the Purchaser (the "Indemnitees") harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys' and experts' reasonable fees and disbursements) of any kind or of any nature whatsoever (collectively, the "Indemnified Matters") which may at any time be imposed upon, incurred by or asserted or awarded against Indemnitees and arising from or out of:

         (1) any hazardous materials, as defined under any Laws as defined below, on, in, under or affecting all or any portion of the property subject to the Mortgage or any surrounding areas (but in the case of hazardous materials in surrounding areas, only if the source of such materials is or is alleged to be the Company, any Guarantor or the Mortgaged Premises), or

         (2) the enforcement of this paragraph or the assertion by the Company or any Guarantor of any defense to its obligations hereunder (except the successful defense of actual performance not subject to further appeal), whether any of such matters arise before or after the Closing Date or before or after foreclosure of the Mortgage or other taking of title to the Company's or any Guarantor's interest in all or any portion of the Mortgaged Premises by Indemnitees or any affiliate of Indemnitees. Indemnified Matters shall include, without limitation, all of the following: (i) the costs of removal of any and all hazardous materials from all or any portion of the property or any surrounding areas (except that the indemnity provided for under this paragraph shall not cover the costs of such removal unless either (a) such removal is required by any federal or state law, regulation or regulatory agency ("Laws") or (b) any present or future use, operation, development, construction, alteration or reconstruction of all or any portion of the Mortgaged Premises is or would be conditioned in any way upon, or is or would be limited in any way until the completion of, such removal in accordance with any Laws), (ii) additional costs required to take necessary precautions as required by law to protect against the release of hazardous materials on, in, under or affecting the Mortgaged Premises into the air, any body of water, any other public domain or any surrounding areas and (iii) costs incurred to comply, in connection with all or any portion of the Mortgage Premises or any surrounding areas, with all applicable Laws with respect to

                                     VIII-3
hazardous materials. If any Indemnitee or any affiliate of an Indemnitee takes title to the Company's or any Guarantor's interest in the Mortgaged Premises at a foreclosure sale, at a sale pursuant to a power of sale under the Mortgage or by deed in lieu of foreclosure or otherwise, then the indemnity provided for under this paragraph shall not apply to hazardous materials which are initially placed on, in or under all or any portion of the Mortgaged Premises after the date Indemnitee or such affiliate so takes title to such interest in the Mortgaged Premises. At any time during the six months prior to any such foreclosure sale, sale pursuant to a power of sale under the Mortgage or by deed in lieu of foreclosure or otherwise by which any Indemnitee or affiliate takes title to such interest in the Mortgaged Premises, such Indemnitee or affiliate shall have the right, at its sole discretion and at the Company's and the Guarantor's sole cost and expense, to have performed an environmental site assessment of the Mortgaged Premises to determine whether any hazardous materials are present.

         (e) In case any action shall be brought against one or more of the Indemnified Parties or the Purchaser based upon any of the above and in respect of which indemnity may be sought against the Company or any Guarantor, such Indemnified Parties or the Purchaser shall promptly notify the Company and such Guarantor in writing, and the Company and such Guarantor shall assume the defense thereof, including the employment of counsel satisfactory to the Indemnified Parties, the payment of all expenses and the right to negotiate and consent to settlement. Any one or more of the Indemnified Parties or the Purchaser shall have the right to employ separate counsel at the Company's and the Guarantor's expense in any such action and to participate in the defense thereof. Neither the Company nor any Guarantor shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of the Company or any Guarantor, or if there be a final judgment for the claimant in any such action, the Company and the Guarantors shall discharge the liability and indemnify and hold harmless the Indemnified Parties and the Purchaser from and against any loss or liability by reason of such settlement or judgment. The provision of this Section 8.2 shall survive the repayment of the Bonds.

         Section 8.3. Redemption of Bonds. The Company shall have and is hereby granted the option to cause all or a portion of the Bonds to be redeemed at the times, at the prices and in the manner permitted by the Indenture. The Issuer, at the request of the Company, shall forthwith take all steps (other than the payment of the money required for such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the Outstanding Bonds, as may be specified by the Company, on the date established for such redemption.

         Section 8.4. Issuer to Grant Security Interest to Trustee. The parties hereto agree that pursuant to the Indenture,


                                     VIII-4
the Issuer shall assign to the Trustee, in order to secure payment of the Bonds, all of the Issuer's right, title, and interest in and to this Agreement, except for certain of the Issuer's rights as are expressly reserved pursuant to the granting clauses of the Indenture.

         Section 8.5. Indemnification of Trustee. Each of the Company and each Guarantor, jointly and severally, shall and hereby agrees to indemnify the Trustee for, and hold the Trustee harmless against, any loss, liability or expense (including the costs and expenses of defending against any claim of liability) incurred without gross negligence or willful misconduct by the Trustee and arising out of or in connection with its acting as Trustee under the Indenture, the Guaranty, the Mortgage or any other Loan Document.

                             [END OF ARTICLE VIII]


                                     VIII-5

                                   ARTICLE IX

                             DEFAULTS AND REMEDIES

         Section 9.1. Defaults Defined. The following shall be "Defaults" under this Agreement and the term "Default" shall mean, whenever it is used in this Agreement, any one or more of the following events:

         (a) Failure by the Company to pay any amount required to be paid under subsection (a) of Section 4.2 hereof when due.

         (b) Failure by the Company or any Guarantor to observe and perform any covenant, condition or agreement on its part to be observed or performed under this Agreement or the other Loan Documents, other than as referrred to in
Section 9.1(a) or 9.1(1), for a period of ninety (90) days after it first becomes known to any officer of the Company or such Guarantor.

         (c) The occurrence of a Default under the Indenture or any other Loan Document.

         (d) The occurrence of a Default under the Series G Agreement or the Series H Agreement.

         (e) If any warranty or representation by or on behalf of the Company or any Guarantor contained in this Agreement, the Indenture, the Bond Purchase Agreement, the Loan Documents, the Guaranty, or in any instrument or certificate furnished in compliance with same proves false or misleading in any material respect as of the time it was made.

         (f) Failure by the Company or any Guarantor to make one or more payments due with respect to aggregate Indebtedness exceeding $500,000 within any applicable periods for cure; or if any event shall occur or any condition shall exist, the effect of which event or condition is to cause more than $500,000 of aggregate Indebtedness or other securities of the Company or any Guarantor to become due or subject to mandatory redemption or repurchase before its (or their) stated maturity or before its (or their) regularly scheduled dates of payment, redemption or purchase.

         (g) If a custodian, receiver or liquidator is appointed for the Company or any Guarantor or the Company or any Guarantor is adjudicated bankrupt or insolvent; or an order of relief is entered under the Federal Bankruptcy Code against the Company or any Guarantor or any of its property is sequestered by court order and the order remains in effect for more than 60 days; or a petition is filed against the Company or any Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect, and is not dismissed within 60 days after filing.

         (h) If the Company or any Guarantor commences a voluntary case or files a petition in voluntary bankruptcy where seeking relief under any provision of the Federal Bankruptcy Code or any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or applies for or consents to the appointment of or taking possession by a custodian, receiver, trustee or liquidator of the Company or any Guarantor of all or any part of its property; or makes an assignment for the benefit of its creditors; or admits in writing its inability to pay its debt generally as they become due.

         (i) Any of the Loan Documents shall not be, or shall cease to be, the legal, valid, binding and enforceable obligations of each of the parties thereto in accordance with its terms, or any of the Loan Documents shall not be or shall cease to be in full force and effect.

         (j) There shall exist any Affiliate of Holt or the Company which has not, within 90 days after becoming an Affiliate, duly authorized, executed and delivered to the Trustee, a counterpart of the Guaranty or a document evidencing its agreement to be bound by the Guaranty which is the legal, valid, binding and enforceable obligation of such Affiliate in accordance with its terms.

         (k) There shall occur a foreclosure with respect to any of the following mortgages, as amended and supplemented:

             (i) Mortgage dated March 15, 1984 between the Company and the City of Gloucester City,

             (ii) Mortgage dated April 18, 1984 between the Company and the City of Gloucester City,

             (iii) Mortgage dated August 22, 1984 between the Company and the City of Gloucester City,

             (iv) Mortgage and Security Agreement dated as of August 1, 1986 between the Company and Bankers Trust Company, as trustee,

             (v) Mortgage and Security Agreement dated as of December 1, 1986 between the Company and Bankers Trust Company, as trustee,

             (vi) The Series G Mortgage, or

         (viii) The Series H Mortgage.

         (1) Failure by the Company or any Guarantor to observe and perform the covenant set forth in Section 2.5(d).

         Section 9.2. Trustee's Remedies on Default. Whenever any Default referred to in Section 9.1 hereof shall have happened and be continuing, the Trustee may (subject in the case of the Trustee to its mandatory obligations upon the occurrence of certain Defaults) take one or any combination of the following remedial steps:

         (a) If the Trustee has declared the Bonds immediately due and payable pursuant to Section 8.02 of the Indenture, by written notice to the Company, declare an amount equal to all amounts then due and payable on the Bonds, whether by acceleration of maturity (as provided in the Indenture) or otherwise, to be immediately due and payable as liquidated damages under this Agreement and not as a penalty, whereupon the same shall become immediately due and payable;

         (b) Have reasonable access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of the Company and the Guarantors during regular business hours of the Company and the Guarantors if reasonably necessary in the opinion of the Trustee; or

         (c) Take whatever action at law or in equity may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Company or the Guarantors under this Agreement, the Indenture, the Guaranty and the other Loan Documents.

         (d) Exercise any and all rights and remedies of a creditor or secured party under the Uniform Commercial Code or other applicable law.

         Any amounts collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture. The rights specified in this Section 9.2 are in addition to, and not in limitation of, any other obligations of the Company which may arise upon a default or acceleration in respect of the Bonds, including without limitation, under Section 4.2 hereof.

         Section 9.3. Issuer's Remedies on Default.

         (A) The occurrence of a Default referred to in Section 9.1(b) or 9.1(e) hereof (other than a default resulting from a breach of the covenant contained in Section 2.4(e) hereof) shall constitute an
 Event of Cancellation hereunder, and at any time thereafter during the continuance of such Event of Cancellation, the Issuer may, by written notice in accordance with the provisions of Section 11.2 hereof to the Trustee, instruct the Trustee to call and cancel the Bonds. The Trustee and any assigns and the Company hereby expressly agree that the Bonds may be called and cancelled by the Issuer in the manner provided above, and upon the Cancellation Date specified in the notice from the Issuer, which shall be at least 30 and no more than 60 days after the giving of such notice, the Bonds will be called and cancelled, and the Trustee shall, unless otherwise directed in writing prior to the Cancellation Date by the Owners of 50% or more in aggregate principal amount of Bonds outstanding and indemnified to its satisfaction and provided with legal opinions as to compliance with the Securities Act and the Trust Indenture Act of 1939, declare the obligations evidenced by this Agreement immediately due and payable. The Trustee will give notice to the Owners within 5 days after it receives such notice from the Issuer. The Trustee will deliver the Bonds to the Issuer for cancellation upon receipt thereof from the Owners, but even if such delivery does not occur, the Bonds will be considered cancelled and of no further force or effect on the Cancellation Date.

         Subject to the provisions of Section 9.4 hereof, the remedies set forth in this Section 9.3 are the sole and exclusive remedies of the Issuer in the event of an occurrence of an Event of Cancellation as set forth herein.

         (B) Upon the Cancellation Date, this Agreement will evidence the indebtedness from the Company to the Trustee and the Bondholders and, in the event the payment obligations hereunder are not accelerated by the Trustee as hereinabove provided, all of the terms of this Agreement, including the interest rate and payment terms herein specified, will control the obligations of the Company to the Trustee and the Bondholders except that from the Cancellation Date, the per annum interest rate will remain the rate then in effect for a period of six (6) months, after which the interest rate will change to the greater of (i) two percent (2%) in excess of the Prime Rate in effect as of the date of such adjustment, or (ii) the quotient obtained by dividing the rate then in effect by the difference between one (1) and the highest marginal federal income tax rate at the time in effect. The Issuer will no longer be a party to the transaction and shall have no further rights with respect thereto and shall be released of any and all debts, liabilities and obligations to any other party under this Agreement, the Bonds or any other Loan Document. The Issuer and the Trustee will execute and deliver to each other such other documents and agreements as the other may reasonably request in order to evidence the cancellation of the Bonds and the withdrawal of the Issuer from the transaction.

         (c) Upon cancellation of the Bonds pursuant to the provisions hereof, the Issuer hereby agrees that the Trustee shall automatically be vested with all of the Issuer's right, title and interest in and to the Loan Documents. Any amounts remaining in the Bond Fund on the Cancellation Date after the deduction therefrom of amounts which may be due the Issuer pursuant to the terms of this Agreement are hereby assigned to the Trustee to be disbursed in accordance with the Indenture.

         (d) In the event that there is a dispute among any of the parties concerning the right of the Issuer to cancel the Bonds pursuant to the provisions of this Section 9.3, the Company will nevertheless comply with all of the terms of this Section 9.3 and make all payments required hereunder from and after the Cancellation Date directly to the Trustee at the new interest rate. If prior to the redemption or calling for redemption in full of the Bonds a court of competent jurisdiction determines finally that the Issuer's attempted cancellation of the Bonds violated the terms of this Agreement, the Bonds will be reinstated in accordance with the final order of the court, but until such final order is made, the Company will continue to comply with the terms of this
Section 9.3. Any overpayment by the Company will be returned to it by the Trustee upon reinstatement of the Bonds.

         Section 9.4. Specific Performance. In addition to the rights and remedies provided for in Section 9.2 hereof, if the Company or any Guarantor commits a breach or threatens to commit a breach of any of the provisions of this Agreement, the Indenture or the Loan Documents, the Issuer and the Trustee shall each have the right, without posting bond or other security, to seek injunctive relief or specific performance, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Issuer and the Trustee and that money damages will not provide an adequate remedy.

         Any amounts collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture.

         Section 9.5. No Remedy Exclusive. Subject to Section 9.02 of the Indenture, no remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be required in this Article. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee, and the Trustee and the Owners of the Bonds, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained.

       Section 9.6. Agreement to Pay Attorneys' Fees and Expenses. In the event the Company or any Guarantor should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of payments required hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Company or any Guarantor herein contained, the Company and each Guarantor agrees that it will on demand therefor pay to the Issuer the reasonable fee of such attorneys and such other expenses so incurred by the Issuer.

         Section 9.7. No Additional Waiver Implied by One Waiver. In the event any agreement contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

                               [END OF ARTICLE IX]

                                   ARTICLE X

                         OPTIONS TO TERMINATE AGREEMENT

         The Company shall have, and is hereby granted, the option to terminate its obligations under this Agreement if any of the events set forth below shall occur:

         (A) The Project shall have been damaged or destroyed (1) to such extent that it cannot, in the Company's reasonable judgment, be reasonably restored within a period of six (6) months to the condition thereof immediately preceding such damage or destruction, and (2) to such extent that the Company is thereby prevented, in the Company's reasonable judgment, from carrying on its normal operations at the Project for a period of six (6) months or more.

         (B) Title to, or the temporary use for a period of six (6) months or more of, all or substantially all the Project, or such part thereof as shall materially interfere, in the Company's reasonable judgment, with the operation of the Project for the purpose for which the Project is designed, shall have been taken under the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority (including such a taking or takings as results in the Company being thereby prevented from carrying on its normal operations at the Project for a period of six (6) months or more).

         (C) Changes which the Company cannot reasonably control or overcome in the economic availability of materials, supplies, labor, equipment and other properties and things necessary for the efficient operation of the Project for the purposes contemplated by this Agreement shall have occurred, or technological or other changes shall have occurred which in the reasonable judgment of the Company render the continued operation of the Project uneconomic for such purposes.

         (D) As a result of any changes in the Constitution of the State or the Constitution of the United States of America or of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Company in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purposes of the parties as expressed in this Agreement, or unreasonable burdens or excessive liabilities shall have been imposed on the Company in respect to the Project, including, without limitation, federal, state or other ad valorem, property, income or other taxes not being imposed on the date of this Agreement.

         To exercise such option, the Company shall within ninety (90) days following the event authorizing such termination, give written notice to the Issuer and the Trustee and shall specify therein the date of redemption of Bonds pursuant to Section 3.01 of the Indenture, which date shall be the next interest payment date in respect of the Bonds for which the required notice of redemption can practicably be given. In accordance with the terms of the Indenture, the Company shall make arrangements for the Trustee to give the required notice of redemption. In order to exericse such option, the Company shall pay, or cause to be paid, prior to the applicable redemption date, in immediately available funds to the Trustee, an amount equal to the sum of the following:

         (1) An amount of money which, when added to the amount then on deposit and available in the Bond Fund, will be sufficient to retire and redeem all the Outstanding Bonds on the earliest possible redemption date after notice as provided in the Indenture, including, without limitation, the principal amount thereof, all interest to accrue to said redemption date, and the applicable redemption premium, if any, plus

         (2) An amount of money equal to the Trustee's fees and expenses under the Indenture accrued and to accrue until such final payment and redemption of the Bonds, plus

         (3) An amount of money equal to the Issuer's fees and expenses under this Agreement accrued and to accrue until such final payment and redemption of the Bonds.

                               [END OF ARTICLE X]

                                   ARTICLE XI

                                 MISCELLANEOUS


         Section 11.1. Term of Agreement. This Agreement shall remain in full force and effect from the date hereof to and including such time as all of the Bonds and the fees and expenses of the Issuer and the Trustee and all amounts payable hereunder shall have been fully paid or provision made for such payment.

         Section 11.2. Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered, faxed or mailed by registered or certified mail, postage prepaid, or overnight delivery service addressed as follows: if to the Issuer, to 200 South Warren Street, Capital Place One -- CN 990, Trenton, New Jersey 08625, Attention: Executive Director; if to the Trustee, to Fidelity Bank, National Association, 123 South Broad Street, Philadelphia, Pennsylvania 19109,
Attention: Corporate Trust Administration, 18MBO; if to the Company or any Guarantor, to 777 Pattison Ave., Inc., c/o Holt Hauling and Warehousing System, Inc., P.O. Box 8698, Philadelphia, Pennsylvania 19101, Attention: Mr. Bernard Gelman, Vice President; and if to the Purchaser, to Fidelity Spartan Municipal High Yield Fund, c/o Fidelity Management and Research Company, Inc., 82 Devonshire Street, Boston, Massachusetts 92109, Attention: Mr. James Valone. A duplicate copy of each notice, certificate or other communication given hereunder by the Issuer or the Company shall also be given to the Trustee. The Issuer, the Company, the Trustee and the Purchaser may, by written notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

         Section 11.3. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company, the Guarantors, the Trustee, the Owners of the Bonds and their respective successors and assigns, subject, however, to the limitations contained in Section 2.1(b) hereof.

         Section 11.4. Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         Section 11.5. Amounts Remaining in Funds. Subject to the provisions of
Section 5.12 of the Indenture, it is agreed by the parties hereto that any amounts remaining in the Bond Fund, the Project Fund, or any other fund created under the Indenture upon expiration or earlier termination of this Agreement, as provided in this Agreement, after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the fees and expenses of the Trustee in accordance with the Indenture and all amounts which may be due under the Bond Purchase Agreement, the Mortgage, the Guaranty or any other Loan Document, shall belong to and be paid to the Company by the Trustee.

         Section 11.6. Amendments, Changes and Modification. Subsequent to the issuance of Bonds and prior to their payment in full (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), and except as otherwise herein expressly provided, this Agreement may not be effectively amended, changed, modified, altered or terminated without the written consent of the Trustee in accordance with the provisions of the Indenture.

         Section 11.7. Execution in Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         Section 11.8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State.

         Section 11.9. Captions. The captions and headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

         IN WITNESS WHEREOF, the Issuer has caused this Agreement to be executed in its name and the Company has caused this Agreement to be executed in its name all as of the date first above written.

ATTEST:                                    NEW JERSEY ECONOMIC DEVELOPMENT
                                             AUTHORITY


_______________________________            By:_______________________________
Frank T. Mancini, Jr.                         Vito R. Nardelli
Assistant Secretary                           Chief Financial Officer

[SEAL]

ATTEST:                                    777 PATTISON AVE., INC.


/s/ John Evans                             By: /s/ Bernard Gelman
-------------------------------                ------------------------------
John Evans, Secretary                          Bernard Gelman, Vice President


                      [SIGNATURES CONTINUED ON NEXT PAGE]

ATTEST:                                    HOLT HAULING AND WAREHOUSING
                                             SYSTEM, INC.


/s/ John Evans                             By: /s/ Bernard Gelman
-------------------------------                ------------------------------
John Evans, Secretary                          Bernard Gelman, Vice President


ATTEST:                                    B.H. SOBELMAN & CO., INC.


/s/ John Evans                             By: /s/ Bernard Gelman
-------------------------------                ------------------------------
John Evans, Secretary                          Bernard Gelman, Vice President



ATTEST:                                    REFRIGERATED DISTRIBUTION
                                             CENTER, INC.


/s/ John Evans                             By: /s/ Bernard Gelman
-------------------------------                ------------------------------
John Evans, Secretary                          Bernard Gelman, Vice President



ATTEST:                                    OREGON AVENUE ENTERPRISES,
                                             INCORPORATED


/s/ John Evans                             By: /s/ Bernard Gelman
-------------------------------                ------------------------------
John Evans, Secretary                          Bernard Gelman, Vice President



ATTEST:                                    HOLT CARGO SYSTEMS, INC.


/s/ John Evans                             By: /s/ Bernard Gelman
-------------------------------                ------------------------------
John Evans, Secretary                          Bernard Gelman, Vice President



ATTEST:                                    CRT, INC.


/s/ John Evans                             By: /s/ Bernard Gelman
-------------------------------                ------------------------------
John Evans, Secretary                          Bernard Gelman, Vice President



ATTEST:                                    THE RIVERFRONT DEVELOPMENT CORP.


/s/ John Evans                             By: /s/ Bernard Gelman
-------------------------------                ------------------------------
John Evans, Secretary                          Bernard Gelman, Vice President



                      [SIGNATURES CONTINUED ON NEXT PAGE]

ATTEST:                                    TRIPLE SEVEN ICE, INC.


/s/ John Evans                             By: /s/ Bernard Gelman
-------------------------------                ------------------------------
John Evans, Secretary                          Bernard Gelman, Vice President



ATTEST:                                    PATTISON AVENUE WAREHOUSING
                                             CORP.


/s/ John Evans                             By: /s/ Bernard Gelman
-------------------------------                ------------------------------
John Evans, Secretary                          Bernard Gelman, Vice President



ATTEST:                                    REFRIGERATED ENTERPRISES, INC.


/s/ John Evans                             By: /s/ Bernard Gelman
-------------------------------                ------------------------------
John Evans, Secretary                          Bernard Gelman, Vice President